Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

By and between

The Dial Corporation

as “Seller”

and

Pinnacle Foods Group Inc.

as “Buyer”

Dated: March 1, 2006

ASSET PURCHASE AGREEMENT

i

4.7	Contracts and Commitments	23
4.8	No Conflict or Violation	25
4.9	Financial Statements	25
4.10	Litigation	25
4.11	Labor Matters	26
4.12	Liabilities	26
4.13	Licenses and Permits / Compliance with Law	27
4.14	No Brokers	27
4.15	No Other Agreements to Sell the Purchased Assets	27
4.16	Employee Benefit Plans	27
4.17	Compliance With Environmental Laws	28
4.18	Inventory; FDA Requirements; Labeling	30
4.19	Intellectual Property	30
4.20	Trademark License Agreements	32
4.21	Title to Purchased Assets	32
4.22	Taxes	32
4.23	[Intentionally Deleted]	32
4.24	Suppliers and Customers	32
4.25	Capital Expenditures	33
4.26	Books of Account	33
4.27	Trade Programs	33
4.28	Product Recalls	33
4.29	No Interest in Other Entities	33

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization of Buyer	34
5.2	Authorization	34
5.3	No Conflict or Violation	34
5.4	Consents and Approvals	35
5.5	Adequate Funds	35
5.6	No Brokers	35

ARTICLE VI

COVENANTS OF SELLER AND BUYER

6.1	Further Assurances	35
6.2	Notification of Certain Matters	35
6.3	Access to Information	36
6.4	Books and Records; Preservation and Delivery	38
6.5	Consents and Reasonable Best Efforts	38
6.6	Conduct of Business	39
6.7	Financing	40
6.8	Financial Information; Cooperation	41

6.9	Acquisition Proposals	41
6.10	Inquiries	41
6.11	Insurance Claims	42
6.12	Bulk Transfer Laws	42
6.13	Payments Received	42
6.14	Assignment of Noncompetition and Other Agreements	42
6.15	Non-Competition; Non-Solicitation	42
6.16	Confidentiality	43
6.17	Abstract of Title; Survey	43
6.18	Confidentiality Agreement; Public Announcement	44
6.19	Release of Encumbrances	44
6.20	Use of Certain Names	44
6.21	Delivery of Assets	45

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

7.1	Representations, Warranties and Covenants	45
7.2	No Actions or Court Orders	45
7.3	HSR Act	45
7.4	Certificates	46
7.5	Corporate Documents	46
7.6	Purchase Price	46
7.7	Ancillary Documents	46

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATIONS

8.1	Representations, Warranties and Covenants	46
8.2	No Actions or Court Orders	46
8.3	HSR Act	46
8.4	Certificates	46
8.5	[Intentionally Deleted]	46
8.6	Corporate Documents	46
8.7	Ancillary Documents	47
8.8	No Material Adverse Effect	47
8.9	Financing	47

ARTICLE IX

ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

9.1	Tax Matters	47
9.2	Employees	47
9.3	Assignment of Intellectual Property	51

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1	Survival of Representations, Etc.	51
10.2	Indemnifications	52
10.3	Tax Indemnifications	55
10.4	Insurance Proceeds; Tax Benefit and Tax Cost	55
10.5	Exclusive Remedy; Fraud	56
10.6	Tax Treatment	56

ARTICLE XI

MISCELLANEOUS

11.1	Termination	57
11.2	Assignment	58
11.3	Notices	58
11.4	Choice of Law	58
11.5	Jurisdiction: Services of Process	59
11.6	Entire Agreement: Amendments and Waivers	60
11.7	Multiple Counterparts	60
11.8	Expenses	60
11.9	Invalidity	60
11.10	Rules of Construction	60
11.11	No Third-Party Beneficiary	61
11.12	No Reliance on Other Information	61
11.13	Specific Performance	61
11.14	Director and Officer Liability	62
11.15	Passage of Title and Risk of Loss	62

EXHIBITS:

A	Assignment and Assumption Agreement
B	Patent Assignment
C-1	Trademark Assignment (Henkel)
C-2	Trademark Assignment (Seller-U.S.)
C-3	Trademark Assignment (Dial International, Inc.)
C-4	Trademark Assignment (Seller-Foreign)
D	Assumption Agreement
E	Bill of Sale
F	Deed
G	Transition Services Agreement
H	Form of Statement of Change in Inventory Value
I	KPMG, L.L.P. Procedures Letter
J	Termination Agreement

DISCLOSURE SCHEDULE

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of March 1, 2006, is by and between Pinnacle Foods Group Inc., a Delaware corporation (“Buyer”), and The Dial Corporation, a Delaware corporation (“Seller”).

RECITALS

Seller desires to sell the Purchased Assets (as defined below) relating primarily to its food business located in Ft. Madison, Iowa, and Buyer desires to purchase such Purchased Assets and assume certain liabilities, upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Receivable” shall mean all accounts and notes receivable (whether current or noncurrent) of the Business, including the customer accounts receivable and any other rights to receive payments, including all trade accounts receivable representing amounts receivable in respect of goods and products shipped or services rendered in connection with the Business, together with the full benefit of all securities of such accounts or debts.

“Action” shall mean any action, claim, suit, litigation, proceeding, labor grievance or dispute, arbitration, mediation, governmental audit, criminal prosecution, investigation or unfair labor practice charge or complaint.

“Adjusted Product Contribution Amount” shall mean the Base Product Contribution Amount as adjusted to exclude all expenses contained therein that either (a) relate to employees of Seller who are not Employees, (b) represent an expense of Seller not incurred in the operation of the Ft. Madison Facility and that has been allocated to the Business or (c) represent interest expenses relating to the Ft. Madison Facility pension and post-retiree medical benefit plans. The expenses excluded under clause (b) above include selling expenses (which includes all sales administration and sales planning expenses, except for sales commissions and proprietary sales administration which shall not be excluded by clause (b) above), general and administrative expenses (which includes all expenses including salaries and fringes related to, but not limited to, functions/departments such as customer service/product supply, finance, human resources, information systems, legal, marketing, procurement, corporate services and building expenses), headquartered research and development and quality control and local, state and federal income taxes; provided, however, all direct marketing expenses (consisting of consumer and sales promotions, packing expenses and market research) shall not be excluded by clause (b) above and except for the interest expense contemplated by clause (c) above, all expenses related to an Employee shall not be excluded by clauses (a) or (b) above.

“Adjustment Threshold” shall mean $4,019,900.

“Affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Ancillary Agreements” shall mean the following: (a) the Assignment and Assumption Agreement, (b) the Assumption Agreement, (c) the Assignments of Trademarks; (d) the Assignment of Patents; (e) the Deed, (f) the Bill of Sale, (g) the Transition Services Agreement, (h) the Termination Agreement and (i) all other documents and instruments delivered pursuant to this Agreement.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement, in the form attached hereto as Exhibit A, to be entered into at Closing by Henkel KGaA and Buyer relating to the ConAgra Trademark License Agreement.

“Assignment of Patents” shall mean the Assignment of Patents, in the form attached hereto as Exhibit B.

“Assignments of Trademarks” shall mean the Assignments of Trademarks, in the forms attached hereto as Exhibit C-1, Exhibit C-2, Exhibit C-3 and Exhibit C-4.

“Assumed Contracts” shall mean (a) the Trademark License Agreements, (b) all Contracts described on Schedule 4.7 (other than Contracts indicated thereon as not being assigned to Buyer), (c) all Contracts that (i) relate exclusively to the Purchased Assets or the Business, (ii) are in existence as of the date of this Agreement, and (iii) under the terms of this Agreement, are not required to be disclosed on Schedule 4.7 pursuant to Section 4.7, (d) all Contracts exclusively relating to the Purchased Assets or the Business that are entered into or assumed by Seller or any of its Affiliates between the date of this Agreement and the Closing in accordance with the terms of this Agreement, and (e) all Ordinary Course of Business Contracts.

“Assumption Agreement” shall mean the Assumption Agreement in the form attached hereto as Exhibit D.

“Base Product Contribution Amount” shall mean revenue for the Business less direct expenses of the Business for the fiscal year ended December 31, 2005, each determined in accordance with GAAP and as audited by KPMG, L.L.P. and delivered to Buyer pursuant to Section 6.3(c).

“Bill of Sale” shall mean the Bill of Sale, in the form attached hereto as Exhibit E.

“Bonds and Deposits” shall mean all rights of Seller and Seller’s Affiliates to all security deposits, refunds, prepayments and escrows made or established by any person under any Assumed Contract.

“Books and Records” shall mean all business records, tangible data, documents, correspondence, files, customer lists, supplier lists, copies of Assumed Contracts, invoices, inventory records, cost and pricing information, business plans, catalogs, quality control records and manuals, research and development files, data and laboratory books, trademark files, financial and accounting records, distribution lists, service and warranty records, operating guides, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records relating to all Employees, invoices, sales literature, and all other books and records (collectively, “Information”), in each case to the extent maintained or held by Seller or any of Seller’s Affiliates and used or held for use primarily in connection with, or which relate primarily to, the Purchased Assets or the Business; provided, however, that “Books and Records” shall exclude (i) all tax returns and all worksheets, notes, files or documents primarily related thereto wherever located, (ii) all documents prepared in connection with the transactions contemplated by this Agreement and all minute books and corporate records of Seller and its Affiliates, (iii) all Information of Seller or Seller’s Affiliates to the extent not primarily related to the Purchased Assets or the Business, and (iv) all Information which is not located at the Ft. Madison Facility and which has been discarded by Seller in the Ordinary Course of Business pursuant to Seller’s document retention policies.

“Business” shall mean Seller’s and its Affiliates’ business of manufacturing, distributing, marketing and selling the Purchased Products.

“Closing Date” shall mean the later of (a) the fifth business day following the date on which all of the conditions contained in Article VII and Article VIII have been satisfied (or waived by the applicable party to the extent permitted by applicable Regulations) (other than any such conditions that by their nature cannot be satisfied until the Closing, which conditions shall be required to be so satisfied or waived (to the extent permitted by applicable Regulations) at the Closing), and (b) March 1, 2006, or such other date as Buyer and Seller shall mutually agree upon.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Collective Bargaining Agreement” shall mean any agreement between Seller and any union or other employee representative and which covers the terms of employment of any of the Employees in existence on the Closing Date.

“ConAgra Trademark License Agreement” shall mean the Trademark License Agreement dated July 1, 1995 between ConAgra, Inc. (assigned to ConAgra Brands, Inc.), as the licensor, and The Dial Corp. (assigned to Armour Brands, Inc. pursuant to the Assignment and Assumption Agreement effective April 1, 1998 and then assigned to Henkel KGaA pursuant to the Assignment and Assumption Agreement effective December 31, 3004), as the licensee.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of September 12, 2005, between Seller, Henkel KGaA and Buyer.

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking to which Seller (or any Affiliate of Seller) is a party or is bound and which relates primarily to the Business (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” shall mean copyright registrations, pending applications for copyrights, and unregistered copyrights set forth on Schedule 1.1(A).

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any Governmental Entity.

“Damages” shall mean the amount of any loss, claim, demand, Liability, obligations, monetary damage of any type, deficiency, assessment, judgment, penalty, diminution in value, fine, fee, Tax, interest obligation, cost or expense (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), reduced by the amount of any insurance proceeds actually received and Tax benefits actually received or realized with respect thereto determined in accordance with Section 10.4(b) and increased by the amount of any Tax cost related thereto determined in accordance with Section 10.4(b).

“Deed” shall mean the general warranty deed, in the form attached hereto as Exhibit F, conveying good and marketable fee simple title to the Ft. Madison Facility to Buyer, including the declaration of value and groundwater hazard statement.

“Disclosure Schedule” shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

“Effective Time” shall mean 12:01 a.m. (local time of the Ft. Madison Facility) on the Closing Date.

“Employee(s)” shall mean any person identified on Schedule 4.11 who is an employee of Seller at the Ft. Madison Facility on the Closing Date, or any other person identified on Schedule 4.11 who is an employee of Seller on the Closing Date performing substantially all of his or her services for the Business.

“Encumbrance” shall mean any claim, lien (statutory or otherwise), pledge, hypothecation, option, preference, priority, charge, easement, security interest, assessment, right of purchase, right of first offer, right of first refusal, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of Regulations, and including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Equipment Lease” shall mean any lease agreement to which Seller or its Affiliates is a party which relates to Leased Equipment.

“Excluded Liabilities” shall mean all Liabilities of Seller and Seller’s Affiliates that are not an Assumed Liability including the following:

(a) all Liabilities with respect to accounts payable arising from goods and products purchased or services rendered prior to the Effective Time;

(b) all Liabilities expressly allocated to Seller in Sections 2.8, 2.9, 2.10 and 2.11;

(c) all Liabilities arising from the consumption or use of any of the Purchased Products Shipped prior to the Effective Time;

(d) except for Liabilities expressly allocated to Buyer in Section 9.2, all Liabilities arising under or related to any Plan;

(e) except for Liabilities expressly allocated to Buyer in Section 2.11, all Liabilities with respect to Taxes due, accrued or relating to any taxable period or portion thereof ending on or prior to the Closing Date;

(f) any Liabilities in respect of Actions pending at the Effective Time;

(g) all Liabilities created by this Agreement that are the express obligation of Seller;

(h) except for Liabilities expressly allocated to Buyer in Section 9.2, all Liabilities related to the labor and employment practices of Seller with respect to employees or applicants for employment at the Ft. Madison Facility, arising from acts or omissions prior to the Effective Time, including those Liabilities related to (i) the employment and termination of any current or past employees, or failure to employ any applicant for employment, (ii) any Collective Bargaining Agreement, (iii) the Incentive Payments and all unpaid stay bonuses, wages, salary, severance or similar payment obligations or other compensation and (iv) all workers’ compensation or other benefit claims under any Plan, policy or applicable Regulation;

(i) all Pre-Closing Environmental Liabilities; and

(j) all Liabilities pertaining exclusively to any of the Excluded Assets.

“Fixtures and Equipment” shall mean (a) all fixtures located in, at or upon the Ft. Madison Facility and (b) all tangible personal property, including all machinery, equipment, parts, tooling, vehicles, furniture, furnishings, office equipment, supplies and other items of tangible personal property used or held for use by Seller or any of Seller’s Affiliates primarily in connection with the Business, wherever located, including in, at or on the Ft. Madison Facility.

“Ft. Madison Facility” shall mean the real property located in Ft. Madison, Iowa and described on Schedule 4.6 and the plants, manufacturing facilities, warehouses, administration buildings, other related facilities and improvements thereon and all appurtenances thereto.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entity” shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self regulatory organization, commission, board, bureau, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Henkel KGaA” shall mean Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany, and the ultimate parent company of Seller.

“Henkel KGaA Licensed Trademarks” shall mean those trade marks, trade names, service marks, brand names, slogans, trade dress, product packaging, product configurations, trademarks, including all registrations and applications (including intent to use applications) therefore, and domain names and other Internet addresses or identifiers, licensed by Henkel KGaA and Seller pursuant to the Trademark License Agreements, including those set forth on Schedule 1.1(B).

“Hourly Employees” shall mean Employees covered under a Collective Bargaining Agreement.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Payments” shall mean incentive payments which may be made by Seller to certain Employees in connection with the transactions contemplated hereby on such terms and conditions as Seller shall determine in its sole discretion.

“Intellectual Property” shall mean the Patents, Copyrights and Technology, whether protected, created, or arising under the laws of the United States or any other jurisdiction, owned or licensed by Seller primarily used, or held for use, by Seller or any of Seller’s Affiliates in the Business as currently conducted by Seller.

“Intellectual Property Rights” shall mean all (a) issued patents and pending patent applications, including all divisionals, continuing patent applications, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, statutory inventorship registrations, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights; (b) copyright registrations, pending applications for copyrights, and unregistered copyrights; (c) trade secrets and confidential information, including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; and (d) any other intellectual property rights.

“Interest Rate” shall mean the prime rate as published from time to time by Citibank, N.A. in the Wall Street Journal.

“Inventory” shall mean all inventory that (a) are finished goods held for sale by Seller in the Ordinary Course, or (b) are raw materials, packaging materials, labeling, brite stock, work in process or other similar inventory primarily relating to the Business and held by (i) Seller or (ii) third parties for the account of Seller pursuant to an Assumed Contract and which have been purchased by Seller thereunder prior to the Effective Time.

“IRS” shall mean the Internal Revenue Service.

“Leased Equipment” shall mean all of the furniture, fixtures, furnishings, machinery and equipment leased by Seller or any of Seller’s Affiliates and located in, at or upon the Ft. Madison Facility as of the Statement Date plus all additions, replacements, or deletions since the Statement Date in the Ordinary Course of the Business.

“Liabilities” shall mean any and all losses, claims, charges, debts, demands, actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, controversies, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, including those arising under any Regulations, order or consent decree of any Governmental Entity or any award of any arbitrator or mediator of any kind.

“Material Adverse Effect” or “material adverse change” shall mean any occurrence, fact, change, event, effect, circumstance or condition (whether or not (a) foreseeable or known as of the date of this Agreement or (b) covered by insurance) that, individually or in the aggregate with any such other occurrences, facts, changes, events, effects, circumstances or conditions, had or could reasonably be expected to have a material adverse effect on (i) the business, operations, assets, liabilities, or financial condition of the Business (whether or not such occurrence, fact, change, event, effect, circumstance or condition has, during the period or at any time in question, manifested itself in the historical financial statements of the Business), or (ii) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that any state of facts, circumstances, change, development, effect, condition or occurrence relating to the economy or financial markets as a whole or the food products industry generally shall not constitute a Material Adverse Effect or material adverse change.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase shall mean the ordinary course of the Business and consistent in all material respects with Seller’s past practice.

“Patents” shall mean issued patents and pending patent applications, including all divisionals, continuing patent applications, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, statutory inventorship registrations, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights set forth on Schedule 1.1(C).

“Permits” shall mean all licenses, permits (including Environmental Permits), franchises, approvals, authorizations, consents, or orders of, or filings with, any Governmental Entity and all applications therefor pending, used, or held for use, by Seller or any of Seller’s Affiliates exclusively in connection with the Business.

“Permitted Encumbrances” shall mean, only to the extent that they do not impair in any material respect the conduct of the Business or the use of the Purchased Assets in the manner currently used by Seller, the following: (a) statutory liens for current taxes or assessments not yet due or delinquent, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business and not yet due or delinquent, (c) reasonable easements of record for utilities or roads, and (d) other Encumbrances which in the aggregate do not materially interfere with the operation of the Business as it is currently conducted and do not materially affect the ownership of the Purchased Assets.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Post-Closing Environmental Liabilities” shall mean all Liabilities for pollution, contamination, environmental conditions, or management of Hazardous Materials first created or arising out of activities conducted or conditions created after the Effective Time (a) under Environmental Laws, (b) relating to violations of Environmental Laws, or (c) relating to the Purchased Assets or the Business, including any such Liabilities at any off-site locations to or at which Buyer disposed of, arranged for the disposal of, or otherwise released to the environment any waste or materials; except, in each case, Pre-Closing Environmental Liabilities.

“Pre-Closing Environmental Liabilities” shall mean all Liabilities for pollution, contamination, environmental conditions, or management of Hazardous Materials first created or occurring out of activities conducted or conditions created prior to the Effective Time (a) under Environmental Laws, (b) relating to violations of Environmental Laws, or (c) relating to the Purchased Assets or the Business, including any such Liabilities at any off-site locations to or at which Seller or any of its Affiliates disposed of, arranged for the disposal of, or otherwise released to the environment any waste or materials.

“Product Codes” shall mean all universal product codes used by Seller or any of Seller’s Affiliates in respect of the Purchased Products.

“Product Contribution Shortfall Amount” shall mean the amount by which the Adjusted Product Contribution Amount is less than the Target Product Contribution Amount.

“Product Materials” shall mean all blueprints, designs, formulas, recipes, drawings, patterns, specifications, manufacturing process descriptions, process sheets, work plans, scheduling procedures and engineering, maintenance, operation, production and quality control records, primarily related to, or used or held for use by Seller or any of Seller’s Affiliates primarily in connection with, the production of products, and products in development, of the Business.

“Purchase Price Multiple” shall mean 4.5524.

“Purchased Assets” shall mean (a) the Books and Records, (b) the Fixtures and Equipment, (c) the Inventory, (d) the Ft. Madison Facility, (e) the Permits (to the extent transferable), (f) the Assumed Contracts, (g) the Intellectual Property, together with the right to sue and recover for all legal and equitable causes of action and remedies for all past, present, and future infringement, misappropriation, or other unauthorized use of the Intellectual Property, including the right to recover all damages, income, and royalties for such infringement, misappropriation, or other unauthorized use, (h) the Henkel KGaA Licensed Trademarks, (i) the Seller Owned Trademarks, together with the right to sue and recover for all legal and equitable causes of action and remedies for all past, present, and future infringement, misappropriation, dilution, or other unauthorized use of the foregoing, including the right to recover all damages, income, and royalties for such infringement, misappropriation, dilution, or other unauthorized use, (j) the Sales Materials, (k) the Product Materials, (l) the Bonds and Deposits, (m) the Third Party Rights, (n) the Product Codes, and (o) any other tangible asset owned by Seller or any of its Affiliates and used or held for use by Seller or any of its Affiliates primarily in connection with the Business (other than the Excluded Assets).

“Purchased Products” shall mean those food products listed on Schedule 1.1(D).

“Regulations” shall mean all domestic or foreign, federal, state or local laws, statutes, ordinances, regulations, policies, administrative interpretations, rules, notice requirements, court decisions, agency guidelines, common laws, principles of law orders, writs, injunctions, directives, judgments, decrees or other requirements of any Governmental Entity, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Salaried Employees” shall mean Employees who are not Hourly Employees.

“Sales Materials” shall mean all sales and promotional materials, catalogs, pamphlets, brochures, advertising materials, directories and other publications exclusively used, or held for use, by Seller or any of Seller’s Affiliates in the Business, and plates, copy engravings, photographs and other materials used, or held for use, by Seller or any of Seller’s Affiliates, in the printing or production of any of such items relating exclusively to the Business.

“Seller’s Knowledge” shall mean the actual knowledge (after reasonable inquiry, unless otherwise noted) of the following personnel related to the Purchased Assets and the Business: Senior Vice President and General Manager - Foods; Director Marketing - Foods; Director Sales Planning - Foods; Finance Director - Foods; Director Proprietary Brands; Plant Manager; Vice President of Compensation and Benefits; and Corporate Counsel.

“Seller Owned Trademarks” shall mean trade marks, trade names, service marks, brand names, slogans, trade dress, product packaging, domain names and other Internet addresses or identifiers, product configurations, trademarks, including all registrations and applications (including intent to use applications) therefore, including all goodwill associated with any of the foregoing, primarily used, or held for use, by Seller or any of Seller’s Affiliates in the Business as currently conducted by Seller, including but not limited to those set forth on Schedule 1.1(B), owned by Seller or any of Seller’s Affiliates.

“Ship” or “Shipped” shall mean, with respect to any goods or products, when title to such goods or products is transferred to a customer of the Business and the account receivable with respect to such goods or products is accrued by Seller consistent with the historical accounting practices of Seller.

“Staley Trademark License Agreement” shall mean the Trademark License Agreement dated June 1, 1995 between A. E. Staley Manufacturing Company, as the licensor, and The Dial Corp., as the licensee.

“Statement Date” shall mean December 31, 2005.

“Target Product Contribution Amount” shall mean $35,700,000.

“Tax” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.

“Technology” shall mean trade secrets and confidential information, including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals primarily used, or held for use, by Seller or any of Seller’s Affiliates in the Business.

“Termination Agreement” shall mean the Termination Agreement, in the form attached hereto as Exhibit J.

“Third Party Rights” shall mean all rights of Seller or any of Seller’s Affiliates under manufacturers’ and vendors’ guaranties, indemnities and warranties to the extent relating to any Purchased Assets.

“Trademark License Agreements” shall mean the ConAgra Trademark License Agreement and the Staley Trademark License Agreement.

“Trademark Rights” shall mean all trade marks, trade names, service marks, brand names, slogans, trade dress, product packaging, and product configurations.

“Transferred Hourly Employees” shall mean Transferred Employees who are Hourly Employees immediately prior to the Effective Time.

“Transferred Salaried Employees” shall mean Transferred Employees who are Salaried Employees immediately prior to the Effective Time.

“Transition Services Agreement” shall mean the Transition Services Agreement, in the form attached hereto as Exhibit G.

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Assumed Liabilities	2.3
Base Purchase Price	2.4
Buyer	Introduction
Buyer’s Accounts Receivable	2.7
CERCLA	4.17
Claim	10.2(c)
Claim Notice	10.2(c)
Closing	3.1
Confidential Information	6.16(a)
Damages Threshold	10.2(g)
Debt Facility	5.5
Decline Date	2.5(b)
EDLP	4.27
Environmental Laws	4.17
Environmental Permits	4.17(b)
EPA	4.17
Equity Commitments	5.5
ERISA	4.16(a)
Excluded Assets	2.2
FDA Requirements	4.18
Final Purchase Price	2.6(b)
Financing Facilities	5.5
Financial Statements	4.9
Hazardous Materials	4.17
Indemnified Party	10.2(c)
Indemnifying Party	10.2(c)
Information	1.1
Infringe	4.19(f)
Material Contracts	4.7(a)
Names	6.20
Objection Notice	2.5(b)
Ordinary Course of Business Contract	4.7
PC Decline Date	2.6(a)
PC Objection Notice	2.6(a)
PC Settlement Accountants	2.6(a)
Plan	4.16(a)
Representatives	6.9
Seller	Introduction
Settlement Accountants	2.5(b)
Seller’s Accounts Receivable	2.7
Seller’s Savings Plans	9.2(f)
Statement of Adjusted Product Contribution Amount	6.3(d)
Statement of Inventory Value	2.5(a)
SWDA	4.17

Term	Section
Termination Date	11.1(a)(ii)
Trade Programs	4.27
Transferred Employee	9.2(a)

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Transfer of Purchased Assets. (a) Upon the terms and subject to the conditions contained herein, at the Closing and effective as of the Effective Time, Seller shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer, all of Seller’s and Seller’s Affiliates rights, title and interest in and to each of the Purchased Assets as of the Effective Time, free and clear of all Encumbrances, other than Permitted Encumbrances, and Buyer shall purchase the Purchased Assets and assume the Assumed Liabilities.

(b) To the extent any Purchased Asset is owned by any Affiliate of Seller, at the Closing, Seller shall cause such Affiliate to join in the conveyance, transfer, assignment and delivery of such Purchased Asset to Buyer in accordance with the provisions of this Agreement.

2.2 Excluded Assets. Except as otherwise provided in this Agreement, Seller is not selling, conveying, transferring, assigning or delivering to Buyer any assets, properties or rights of Seller or any of Seller’s Affiliates that is not a Purchased Asset (an “Excluded Asset”), including the following assets, properties and rights of Seller and its Affiliates:

(a) cash, including bank balances and bank accounts, cash equivalents and similar type items on hand in the Business at the Effective Time; and

(b) all Seller’s Accounts Receivable.

2.3 Assumption of Liabilities. (a) At the Closing and effective as of the Effective Time, upon the terms and subject to the conditions contained herein, Buyer shall assume all of the following Liabilities of Seller or Seller’s Affiliates to the extent related to the Purchased Assets or the Business (“Assumed Liabilities”):

(i) all Liabilities of Seller and its Affiliates arising under the Assumed Contracts, to the extent relating to performance of the Assumed Contracts from and after the Effective Time;

(ii) all Liabilities of Seller and its Affiliates in respect of Taxes for which Buyer is liable pursuant to Section 2.12;

(iii) all Liabilities of Seller and its Affiliates in respect of Trade Programs for which Buyer is liable pursuant to Section 2.9;

(iv) all Liabilities of Seller and its Affiliates in respect of product returns, charge-backs, over, short and damage claims, fines and fees, product recalls and proration items for which Buyer is liable pursuant to Sections 2.8, 2.10 and 2.11; and

(v) all Liabilities of Seller and its Affiliates that are expressly allocated to Buyer in this Agreement or the Ancillary Agreements.

(b) Notwithstanding any provision in this Agreement to the contrary, (i) Buyer is assuming only the Assumed Liabilities and is not assuming any Excluded Liability, (ii) Buyer’s assumption of any Assumed Contract that is in the nature of a Collective Bargaining Agreement or employment agreement shall be subject to the limitations contained in Section 9.2, and (iii) with respect to the ConAgra Trademark License Agreement, Buyer shall assume all duties and obligations of Henkel KGaA thereunder, including all duties and obligations of Henkel KGaA thereunder relating to periods prior to the Effective Time, provided that, as between Buyer and Henkel KGaA, Buyer shall be responsible for all Liabilities arising thereunder only to the extent such Liabilities relate to the periods from and after the Effective Time and, without limiting the generality of the foregoing, Buyer shall be responsible for royalties payable thereunder only to the extent such royalties relate to periods from and after the Effective Time and, with respect to payment of any royalties payable thereunder after the Closing and that are the responsibility of Seller in accordance with the terms of this sentence, Seller shall cause the amount of such royalties to be paid to Buyer no later than ten (10) calendar days prior to the date on which such amount is due and payable to the licensor under the ConAgra Trademark License Agreement, and Buyer shall tender Seller’s portion of such royalties to the licensor on or prior to the date such amount is due and payable to the licensor and notify Seller when such payment has been made to the licensor. From and after the Effective Time, Seller shall remain liable for all Excluded Liabilities.

2.4 Purchase Price. (a) At the Closing, in consideration of the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Buyer shall (i) pay or cause to be paid to Seller an aggregate amount equal to One Hundred Eighty Three Million Dollars ($183,000,000) (the “Base Purchase Price”), by wire transfer of immediately available funds to an account designated by Seller, and (ii) assume the Assumed Liabilities.

(b) Within sixty (60) calendar days after the Closing Date, Seller shall deliver to Buyer a tax allocation of the Purchase Price (and the Assumed Liabilities, if any, that constitute debt for U.S. federal income tax purposes) among the Purchased Assets that complies with Section 1060 of the Code. If Buyer does not deliver to Seller a written objection to such allocation within thirty (30) calendar days after delivery thereof to Buyer, then such allocation shall govern. If Buyer delivers a written objection to Seller to such allocation within thirty (30) calendar days after delivery of the allocation to Buyer, then Buyer and Seller shall negotiate in good faith in an attempt to reach agreement upon such allocation. If the allocation is not agreed upon during the thirty (30) calendar day period after Buyer’s written objection is delivered to Seller or within a mutually agreed-to extended time period, Buyer and Seller agree that the allocation shall be based upon an asset valuation supplied by an independent accounting firm of recognized national standing to be mutually agreed upon by Buyer and Seller. Seller and Buyer shall act in accordance with such allocation in the filing of all income tax returns (including filing Form 8594 with their Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto, except as otherwise required by a determination, as defined in Section 1313 of the Code. The cost of such appraisal shall be shared equally by Buyer and Seller.

2.5 Inventory Adjustment.

(a) Within ninety (90) calendar days after the Closing Date, Seller shall deliver to Buyer a “Statement of Change in Inventory Value” from December 31, 2005 to the Effective Time in the form attached hereto as Exhibit H. In addition, at such time Seller shall deliver to Buyer a procedures report from KPMG, L.L.P. setting forth its findings with regard to the performance of the agreed upon procedures as set forth in Exhibit I attached hereto in respect of Seller’s calculation and value, as of the Effective Time, of all Inventory included in the Purchased Assets prepared as described herein (the “Statement of Inventory Value”). Buyer and an accounting firm selected by Buyer, at Buyer’s expense, shall have the right to be present to observe the taking of any physical inventory in conjunction with the preparation of Seller’s calculation of the Statement of Inventory Value and may review and examine the procedures, books, records and work papers used in its preparation. The Statement of Inventory Value shall reflect the value (net of any reserve relating thereto) of all Inventory included in the Purchased Assets in accordance with GAAP, consistently applied since December 31, 2005, as of the Effective Time and that conforms with the representations and warranties set forth in Section 4.18, with such determination reflecting (i) an accounting adjustment derived from a physical count of such Inventory and a qualitative inspection of such Inventory, each conducted by Seller, and (ii) the accounting adjustments derived from the Books and Records that reflect changes in such Inventory during the period from the Effective Time to the date of such physical count and qualitative inspection. In determining the value of such Inventory, all reserves relating thereto (other than a valuation reserve relating to accurately stating such valuation on a first in, first out basis) as reflected in the Financial Statements shall not be reduced or otherwise decreased.

(b) Unless Buyer, within forty-five (45) calendar days after receipt of the Statement of Inventory Value, delivers a written notice to Seller that it objects to the computation contained therein, specifying the basis for such objection and setting forth Buyer’s calculation of the value of such Inventory as of the Effective Time (an “Objection Notice”), Seller’s calculation of such Inventory shall be binding upon the parties. The computation of the Statement of Inventory Value shall not be disputed as to accounting principles so long as the principles and procedures used to compute it are in accordance with GAAP and Section 2.5(a). The delivery to Buyer of the audited financial statements pursuant to Section 6.3(c) and the use thereof in any filing made by Buyer pursuant to applicable securities laws shall in no way prejudice Buyer’s right to assert an objection to Seller’s calculation pursuant to an Objection Notice. If Buyer timely delivers an Objection Notice to Seller, then Buyer and Seller shall endeavor in good faith to resolve the objections presented in the Objection Notice, for a period of thirty (30) calendar days from the date of delivery of the Objection Notice. If Buyer and Seller are unable to agree upon the calculation of a Statement of Inventory Value within such thirty (30) calendar day period or within a mutually agreed-to extended time period, the dispute shall be referred to Ernst & Young for a final determination thereof, or such other recognized firm of independent certified public accountants selected by mutual agreement of Buyer and Seller; provided, however, that if Buyer and Seller are unable to so agree within five (5) calendar days after Ernst & Young informs either Buyer or Seller of its unwillingness to so serve (the “Decline

Date”), then within ten (10) calendar days after the Decline Date, each of Buyer and Seller shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within fifteen (15) calendar days after the Decline Date, then select a third independent accounting firm of recognized national standing to resolve the dispute (such selected accountants, the “Settlement Accountants”). Buyer and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 2.5. The determination of the dispute by the Settlement Accountants shall be final, binding and conclusive and shall not be subject to further review, challenge or adjustment. Buyer and Seller shall use commercially reasonable efforts to cause the Settlement Accountants to reach a determination as promptly as practicable (and in any event within thirty (30) calendar days from the date that the dispute is submitted to it), and the Settlement Accountants shall limit their review only to the dispute submitted to it. The Settlement Accountants shall only assign a value to such Inventory as of the Effective Time that is within the range for the value of such Inventory defined by the value of such Inventory set forth in the Statement of Inventory Value delivered by Seller and the value of such Inventory set forth in the Objection Notice. Buyer and Seller shall each furnish the Settlement Accountants such workpapers and other documents and information relating to the dispute, and shall provide interviews and answer questions, as the Settlement Accountants may reasonably request. Each party shall pay its own costs and expenses incurred in connection with this Section 2.5; provided, however, that Buyer, on the one hand, and Seller, on the other hand, shall each pay one half of the fees and expenses of the Settlement Accountants.

(c) The Base Purchase Price shall be either increased by the amount by which the final “Inventory Valuation as of Effective Time” as set forth in the “Statement of Change in Inventory Value” exceeds Thirty Four Million Five Hundred Thousand Dollars ($34,500,000) or decreased by the amount by which the value of such Inventory is less than Thirty Four Million Five Hundred Thousand Dollars ($34,500,000).

(d) Any Base Purchase Price adjustment payment as finally determined or agreed upon under Sections 2.5(b) and 2.5(c) shall be payable promptly upon request in accordance with the instructions of the appropriate recipient, together with interest thereon for each day from and including the Closing Date to the date of such payment, at a rate per annum equal to the Interest Rate on the Closing Date.

2.6 Adjustment Based on Adjusted Product Contribution Amount.

(a) Unless Buyer, within twenty (20) calendar days after receipt of the Statement of Adjusted Product Contribution Amount, delivers a written notice to Seller that it objects to the computation of the Adjusted Product Contribution Amount contained therein, specifying the basis for such objection (a “PC Objection Notice”), the calculation of the Adjusted Product Contribution Amount, as delivered to Buyer pursuant to Section 6.3(d), shall be final and binding upon the parties. A PC Objection Notice may not be based upon an objection to the calculation of the Base Product Contribution Amount but rather may only be based upon the reconciliation and calculation of the Adjusted Product Contribution Amount. If Buyer timely delivers a PC Objection Notice to Seller, then Buyer and Seller shall endeavor in good faith to resolve the objections presented in the PC Objection Notice, for a period of ten (10) calendar days from the date of delivery of the PC Objection Notice. If Buyer and Seller are unable to agree upon the calculation of the Adjusted Product Contribution Amount within such ten (10) calendar day period or within a mutually agreed-to extended time period, the dispute shall be referred to Ernst & Young for a final determination thereof, or such other recognized firm of independent certified public accountants selected by mutual agreement of Buyer and Seller; provided, however, that if Buyer and Seller are unable to so agree within five (5) calendar days after Ernst & Young informs either Buyer or Seller of its unwillingness to so serve (the “PC Decline Date”), then within ten (10) calendar days after the PC Decline Date, each of Buyer and Seller shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within fifteen (15) calendar days after the PC Decline Date, then select a third independent accounting firm of recognized national standing to resolve the dispute (such selected accountants, the “PC Settlement Accountants”). Buyer and Seller will enter into reasonable and customary arrangements for the services to be rendered by the PC Settlement Accountants under this Section 2.6(a). The determination of the dispute and the resulting Adjusted Product Contribution Amount by the PC Settlement Accountants shall be final, binding and conclusive and shall not be subject to further review, challenge or adjustment. Buyer and Seller shall use commercially reasonable efforts to cause the PC Settlement Accountants to reach a determination as promptly as practicable (and in any event within thirty (30) calendar days from the date that the dispute is submitted to it), and the PC Settlement Accountants shall limit their review only to the dispute submitted to it. Buyer and Seller shall each furnish the PC Settlement Accountants such workpapers and other documents and information relating to the dispute, and shall provide interviews and answer questions, as the PC Settlement Accountants may reasonably request. Each party shall pay its own costs and expenses incurred in connection with this Section 2.6(a); provided, however, that Buyer, on the one hand, and Seller, on the other hand, shall each pay one half of the fees and expenses of the PC Settlement Accountants.

(b) If the Adjusted Product Contribution Amount as finally determined hereunder is less than the Target Product Contribution Amount by an amount greater than the Adjustment Threshold, then the Base Purchase Price shall be decreased on a post-Closing basis by an amount equal to the product of (i) the Product Contribution Shortfall Amount multiplied by (ii) the Purchase Price Multiple (the Base Purchase Price, as increased or decreased pursuant to Section 2.5(c), and as decreased pursuant to this Section 2.6 (if any such decrease is required), is referred to herein as the “Final Purchase Price”). Any Base Purchase Price adjustment payment required under this Section 2.6 shall be payable promptly upon request in accordance with Buyer’s instructions, together with interest thereon for each day from and including the Closing Date to the date of such payment, at a rate per annum equal to the Interest Rate on the Closing Date.

2.7 Accounts Receivable. Seller shall be entitled to the collection and receipt of all Accounts Receivable in respect of goods and products Shipped or services rendered prior to the Effective Time (“Seller’s Accounts Receivable”). Buyer shall be entitled to the collection and receipt of all Accounts Receivable in respect of goods and products Shipped or services rendered on or after the Effective Time (“Buyer’s Accounts Receivable”). Except as contemplated by the Transition Services Agreement, Buyer shall be entitled, after the Closing, to direct all trade debtors to make payment on all of Buyer’s Accounts Receivable at a specified address and/or account, and to the extent that either Buyer or Seller receives payment of Accounts Receivable owned by the other party, Buyer and Seller agree to promptly (within ten (10) calendar days) remit the proceeds to the designated bank account of Seller or Buyer, as appropriate, and Seller and Buyer shall otherwise cooperate in good faith in order to ensure that Seller receives payment of Seller’s Accounts Receivable and that Buyer receives payment of Buyer’s Accounts Receivable. Any payments received from a Person that reference a specific invoice delivered to such Person shall be applied to such invoice. Any payments received from a Person that do not reference a specific invoice delivered to such Person shall be applied to the most current invoice delivered to such Person.

2.8 Product Returns, Charge-backs, Etc. Seller shall have responsibility for Liabilities related to all returns, charge-backs, over, short and damage claims, and fines and fees with respect to Purchased Products Shipped prior to the Effective Time; provided, however, that for Purchased Products charged back through reclamation (whether Shipped before or after the Effective Time), Seller shall only be responsible for such Liabilities for a period of ninety (90) days after the Effective Time). Buyer shall have responsibility for Liabilities related to all returns, charge-backs, over, short and damage claims, and fines and fees with respect to Purchased Products Shipped on or after the Effective Time, including all Purchased Products charged back through reclamation (whether Shipped before or after the Effective Time) commencing after a period of ninety (90) days following the Effective Time, except to the extent that any such Liabilities arise from a breach of this Agreement by Seller and as to which a claim for indemnification may be asserted under Section 10.2(a), in which case Seller shall be responsible for such Liabilities. No party hereto shall undertake any action to encourage returns with respect to Purchased Products other than in the Ordinary Course of Business.

2.9 Allocation of Trade Programs. Seller shall have responsibility for Liabilities associated with all Trade Programs to the extent such Trade Programs relate to or are attributable to Seller’s Accounts Receivable, and Buyer shall have responsibility for Liabilities associated with all Trade Programs to the extent such Trade Programs relate to or are attributable to Buyer’s Accounts Receivable. Notwithstanding the foregoing:

(a) in the case of Trade Programs that are based on a specified target volume of sales being reached or specified performance contracts, pre-paid or pre-funded accounts, where the Liabilities associated with such Trade Programs affect the collectibility or value of Accounts Receivable in respect of sales after such specified target volume of sales or performance targets have been reached but not the collectibility or value of the Accounts Receivable in respect of the sales that count toward the specified target goals, and the specified target goals for such Trade Programs are reached, then the Liabilities associated with such Trade Programs shall be re-allocated so that all of such Liabilities shall be allocated to the Accounts Receivable in respect of the sales that counted toward the specified target goals, and, within such Accounts Receivable, to Seller’s Accounts Receivable and Buyer’s Accounts Receivable based on the proportion of such sales that counted toward the specified target goals that generated Seller’s Accounts Receivable and Buyer’s Accounts Receivable, respectively; and

(b) Seller shall be responsible for all Liabilities related to free-standing insert coupons dropped or inserted prior to the Effective Time, and Buyer shall be responsible for all Liabilities related to free-standing insert coupons dropped or inserted on or after the Effective Time.

2.10 Recalls. In the event that (a) any Governmental Entity issues a request, directive or order that any Purchased Product be recalled, (b) a court of competent jurisdiction orders such a recall, or (c) Buyer reasonably determines that any Purchased Product should be recalled for any reason, Buyer and Seller shall take all appropriate corrective actions reasonably requested by the other party hereto or by any Governmental Entity. In the event that such recall relates to any Purchased Products manufactured prior to the Effective Time, Seller shall be responsible for all Liabilities of the recall. In the event that such recall relates to any Purchased Products manufactured on or after the Effective Time, Buyer shall be responsible for all Liabilities of the recall.

2.11 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or taxes, merchants’ association dues and other similar periodic charges payable with respect to the Purchased Assets or the Business shall be prorated between Buyer and Seller effective as of the Effective Time. To the extent practicable, utility meter readings for the Ft. Madison Facility shall be determined as of the Effective Time. If the final real property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of the Ft. Madison Facility prior to the Closing Date.

2.12 Closing Costs; Transfer Taxes and Fees.

(a) Buyer shall pay the cost of all sale and use Taxes arising out of the transfer of the Purchased Assets pursuant to this Agreement. Buyer shall pay all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with transferring or recording title to the Purchased Assets. The sales, use and transfer tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(b) If Buyer or Seller pays any Tax agreed to be borne by the other party under this Agreement, such other party shall promptly (within 10 business days) reimburse the paying party for the amounts so paid. If any party receives any refund or credit of Tax to which another party is entitled under this Agreement, the receiving party shall promptly (within 10 business days) pay such amounts to the party entitled thereto.

2.13 Failure to Obtain Consent. Notwithstanding anything to the contrary contained in this Agreement, the Assumption Agreement or the Bill of Sale, to the extent that the transfer to Buyer of any Assumed Contract or Permit that is a Purchased Asset requires any governmental or third-party authorizations, approvals, consents or waivers, and the Closing occurs without such authorization, approval, consent or waiver having been obtained, then neither this

Agreement, the Assumption Agreement nor the Bill of Sale shall constitute a transfer of such Assumed Contract or Permit, or an attempt thereof. In the event that the Closing occurs without the transfer of such Assumed Contract, then, following the Closing, the parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor Buyer shall be required to pay any consideration for any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements (to the extent any such arrangements are feasible) designed to provide to Buyer the benefits of such Assumed Contract or Permit, that Buyer would have obtained had such Assumed Contract or Permit been transferred to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.13 of any such Assumed Contract, Buyer shall perform, for the benefit of Seller, the obligations of Seller thereunder and any related Liabilities that, but for the lack of an authorization, approval, consent or waiver in connection with the assignment of such Assumed Contract to Buyer, would have become Liabilities of Buyer by virtue of Section 2.3(a). Once authorization, approval, consent or waiver for the transfer of any such Assumed Contract or Permit not transferred at the Closing is obtained, Seller shall transfer any such Assumed Contract or Permit to Buyer and Buyer shall assume obligations under such Assumed Contracts in accordance with Section 2.3(a). To the extent that any such Assumed Contract or Permit cannot be transferred following the Closing pursuant to this Section 2.13, then Buyer and Seller shall cooperate reasonably in an effort to find and enter into mutually agreeable arrangements (including subleasing, sublicensing or subcontracting), if feasible, to provide the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Seller shall hold in trust for, and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller in respect of Buyer’s performance of any such Assumed Contract in connection with the arrangements under this Section 2.13. This Section 2.13 shall in all cases be limited to the extent necessary not to result in a violation of applicable law.

ARTICLE III

CLOSING

3.1 Closing. The closing of the transactions contemplated herein (the “Closing”) shall be held at 10:00 a.m. local time on the Closing Date at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, New York, New York 10103, unless the parties hereto otherwise agree. The Closing shall be deemed to have been effective as of the Effective Time.

3.2 Conveyances at Closing.

(a) Seller’s Deliveries. To effect the sale and transfer referred to in Section 2.1 hereof and the other transactions contemplated hereby, Seller or Seller’s Affiliates shall, at the Closing, execute and deliver, or cause to be executed and delivered to Buyer:

(i) the Deed;

(ii) the Bill of Sale;

(iii) the Assignments of Trademarks;

(iv) the Assignment of Patents;

(v) the Assignment and Assumption Agreement;

(vi) the Assumption Agreement;

(vii) the Transition Services Agreement;

(viii) a Non-Foreign Entity Certificate in a form reasonably satisfactory to Buyer;

(ix) the certificates and other documents required by Article VIII in form reasonably satisfactory to Buyer;

(x) all Books and Records located at the Ft. Madison Facility (which shall be deemed delivered to Buyer at Closing). Seller shall use its reasonable best efforts to deliver originals of all other Books and Records to Buyer as soon as practicable after the Closing (but in any event within thirty (30) calendar days of the Closing Date or, with respect to Books and Records pertaining to research and development matters, within one hundred twenty (120) calendar days of the Closing Date); and

(xi) the Termination Agreement.

The parties acknowledge and agree that the recordation of the assignments of Seller Owned Trademarks and Intellectual Property outside of the United States shall be governed by Section 9.3.

(b) Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the Base Purchase Price to Seller in accordance with Section 2.3, and shall execute and deliver to Seller or Seller’s Affiliates:

(i) the Bill of Sale;

(ii) the Assignments of Trademarks;

(iii) the Assignment of Patents;

(iv) the Assumption Agreement;

(v) the Assignment and Assumption Agreement;

(vi) the Transition Services Agreement; and

(vii) the consents, certificates and other documents required by Article VII in form reasonably satisfactory to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, except as otherwise set forth on the Disclosure Schedule, as follows:

4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business as it is presently being conducted and to own, operate, use, lease or otherwise hold its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of this Agreement and the Ancillary Agreements to which Seller is a party has been (or, when executed and delivered, will have been) duly executed and delivered by Seller and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

4.3 Consents and Approvals. Except as set forth in Schedule 4.3 hereto, (i) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Entity (other than in connection with or in compliance with the provisions of the HSR Act and the recordation of the assignment of Intellectual Property) or any other Person, and (ii) no consent to the assignment of any Material Contract that is an Assumed Contract from any other Person, is, in each case, required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Except for HSR Act approvals to be obtained as set forth in Sections 7.3 and 8.3 hereof, Buyer agrees that the consents set forth on Schedule 4.3 shall not be obtained prior to the Closing, and subject to the obligations provided in Sections 2.13 and 6.5, the failure to obtain such consents shall not constitute a breach of this Agreement or any of the Ancillary Agreements.

4.4 Absence of Certain Changes or Events. Except as set forth in Schedule 4.4, since the Statement Date or as contemplated by this Agreement, the Business has been operated by Seller in the Ordinary Course of Business, (a) the Business has not suffered or incurred any occurrence, fact, change, event, effect, circumstance or condition which, individually or in the aggregate with other occurrences, facts, changes, events, effects, circumstances or conditions, has had or would reasonably be expected to have a Material Adverse Effect and (b) except as set forth in Section 4.11, there has not occurred any event, condition, action, or occurrence that would have been prohibited by the provisions of Section 6.6 if the terms of such section had been in effect as of and after the Statement Date.

4.5 Ft. Madison Facility and Personal Property. Schedule 4.5 includes all material assets, as of the Statement Date, that would, as of the Closing Date, be included in the Ft. Madison Facility and the Fixtures and Equipment, except for such Purchased Assets which have been disposed of in the Ordinary Course of Business. Seller or Seller’s Affiliates have good and marketable title to all of the Purchased Assets (other than that portion of the Ft. Madison Facility that is in the nature of real property, which is separately addressed in Section 4.6), free of any Encumbrances, other than Permitted Encumbrances. The Purchased Assets (including all Purchased Assets held by Seller under leases and licenses) are in reasonable repair and operating condition for assets of like type and age, subject to ordinary wear and tear, and are adequate for the continued conduct of the Business as currently conducted. Except for the services to be provided pursuant to the Transition Services Agreement and except as set forth in Schedule 4.5, the Purchased Assets, taken as a whole, constitute substantially all the properties and assets relating to or used, or held for use, by Seller or its Affiliates, in connection with the Business during the one year period previous to the date hereof (except Inventory sold and Contracts fully performed, and properties or assets disposed of in the Ordinary Course of Business or replaced by substantially equivalent or superior properties or assets, in each case in the Ordinary Course of Business, and the Excluded Assets). There are no facts or conditions affecting the Purchased Assets that could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

4.6 Real Property. An accurate and complete copy (including copies of all documents related to the exceptions listed therein) of a Report of Liens dated August 22, 2005 with respect to the Ft. Madison Facility as prepared by Lee County Abstract Company is attached hereto as Schedule 4.6. All Purchased Products manufactured by Seller or any of its Affiliates are manufactured at the Ft. Madison Facility. There is no pending or, to Seller’s Knowledge, threatened condemnation or other form of eminent domain proceeding against all or any portion of the Ft. Madison Facility or other lawsuits or administrative actions that relate to the Ft. Madison Facility or that would materially and adversely effect the current use or occupancy of the Ft. Madison Facility. Except for Encumbrances set forth on Schedule 4.6, which Encumbrances will be released prior to or at the Closing, Seller has good and marketable fee simple title to the Ft. Madison Facility, free and clear of all Encumbrances, except for Permitted Encumbrances; there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or to occupy any portion of any parcel of the Ft. Madison Facility; and the Ft. Madison Facility is not subject to any option, commitment, right of first offer, right of first refusal or other arrangement for the sale, transfer or lease thereof to any third party. Seller has (and Buyer will acquire as a portion of the Purchased Assets) good and marketable title to such easements, rights of way and other rights appurtenant to the Ft. Madison Facility, including those as are necessary to permit ingress and egress to and from the Ft. Madison Facility to a public way. All material improvements on the Ft. Madison Facility are in sufficiently reasonable condition (except for ordinary wear and tear) and have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the Business operated thereon to be operated in the Ordinary Course as currently operated.

4.7 Contracts and Commitments.

(a) Schedule 4.7 lists all Material Contracts to which Seller or any of its Affiliates is a party or is bound and that relate to the Business, the Purchased Assets, or the Assumed Liabilities as of the date of this Agreement. As used herein, “Material Contracts” means any Contract (excluding Ordinary Course of Business Contracts) that:

(i) requires the payment or incurrence of liabilities, or the rendering of services or the sale of goods, of more than $100,000 (including, but not limited to, all purchase orders and Contracts for materials and supplies and orders for inventory of more than $100,000 or that are not subject to cancellation by Seller on sixty (60) days notice without any penalty) or that has a duration in excess of one year;

(ii) is a partnership, joint venture or other similar agreement;

(iii) restricts or otherwise affects the ability of Seller or any of its Affiliates to conduct the Business in any jurisdiction, or by which another Person has agreed not to compete with the Business;

(iv) is an employment, product design or development, personal services, consulting, non-competition, retention, severance, bonus, golden parachute, or indemnification agreement that is executory or under which there are any outstanding obligations;

(v) relates to the sale or acquisition of a material amount of assets (other than sales of Inventory in the Ordinary Course of Business) and which was executed within one year prior to the date hereof;

(vi) is a licensing, publishing, warehousing, brokerage, merchandising (other than a Trade Program), co-packing, contract manufacturing or distribution agreement;

(vii) grants any rights of first refusal, first offer or first negotiation to any Person;

(viii) is a lease, rental or occupancy agreement, installment or conditional sale agreement, or any other agreement affecting the ownership of, or leasing of, title to or use of any personal or real property;

(ix) is an indenture, mortgage, promissory note, loan agreement or other agreement or commitment relating to indebtedness (including any letter of credit);

(x) is a Collective Bargaining Agreement or other Contract with any labor union;

(xi) is a Plan;

(xii) relates to the settlement of any material liability for Taxes with respect to the Business or under which Seller or any of its Affiliates has agreed to shift or allocate a material liability of Seller or any of its Affiliates or any other Person for Taxes with respect to the Business;

(xiii) constitutes a Contract between Seller and any of its Affiliates;

(xiv) involves the licensing of Intellectual Property or Other Intellectual Property of any other Person (excluding “clickwrap” or “shrinkwrap” agreements or agreements for readily available off the shelf software, or the terms of use or service for any publicly available website), including all Contracts whereby Seller or any of its Affiliates has been licensed, has licensed or sublicensed, is obligated to pay any royalty or other fee for the use of or right to use, or any third party (including any current or former employee or officer of Seller or any of its Affiliates) has retained, acquired or licensed the right to use, any Intellectual Property or Other Intellectual Property of any other Person;

(xv) contains indemnification, product warranty or guarantee provisions that differ materially from the standard provisions appearing in the Contracts entered into in the Ordinary Course of Business, which standard provisions are set forth in Schedule 4.7;

(xvi) grants any Encumbrance, other than Permitted Encumbrances, on any of the Purchased Assets or any rights or properties forming a part thereof; or

(xvii) is not otherwise covered by clauses (i) through (xvi) and that is material to the Business or the Purchased Assets or that was not entered into in the Ordinary Course of Business.

Each Material Contract on Schedule 4.7 is an “Assumed Contract” unless it is indicated on such schedule that such Contract is not being assigned to Buyer. As used herein, “Ordinary Course of Business Contracts” means each of: (1) Contracts entered into in the Ordinary Course for the purchase of raw materials or supplies used in the manufacture of the products of the Business, in each case with a remaining obligation of $100,000 or less and that may be terminated on not more than 60 day’s notice without liability or penalty to Seller or any of its Affiliates; (2) Contracts entered into in the Ordinary Course for the sale of finished products of the Business to customers, in each case with a remaining obligation of $100,000 or less; (3) Contracts entered into in the Ordinary Course for routine maintenance of any of the Fixtures and Equipment, in each case with a remaining obligation of $100,000 or less and that may be terminated on not more than 60 day’s notice without liability or penalty to Seller or any of its Affiliates; and (4) Contracts otherwise relating to the Business that are entered into in the Ordinary Course, in each case with a remaining obligation of $100,000 or less and that may be terminated on not more than 60 day’s notice without liability or penalty to Seller or any of its Affiliates.

(b) Seller is not (and, to Seller’s Knowledge, no other party thereto is) in material breach or violation of, or default under any Assumed Contract, and neither Seller nor, to Seller’s Knowledge, any other party thereto, has given notice of breach or default to any other party thereunder. Assuming the consents set forth on Schedule 4.3 with respect to the Assumed Contracts are obtained prior to Closing, each Assumed Contract will continue in full force and effect upon the consummation of the transactions contemplated hereby in accordance with the terms and conditions of such Assumed Contract.

(c) Each Assumed Contract is valid and binding on Seller and, to Seller’s Knowledge, each respective counterparty thereto in accordance with its terms, and each Assumed Contract is in full force and effect, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or by equitable principles (whether considered in an action at law or in equity).

(d) Except as set forth in Schedule 4.7, Seller has delivered to Buyer (including Buyer’s counsel) or made available to Buyer in the online electronic dataroom a correct and complete copy of each written Material Contract (including all amendments thereto) listed on Schedule 4.7. Except as described on Schedule 4.7, Seller is not a party to any oral Material Contract.

4.8 No Conflict or Violation. Except as set forth in Schedule 4.8, neither the execution or delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (b) a conflict with, a breach of, or a default under, any term or provision of, or give to others any rights of payment, consent, purchase, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets pursuant to, any Material Contract to which Seller is a party or by which the Purchased Assets are bound, other than a conflict, breach or default that is not material, or (c) a material violation by Seller of any Regulation.

4.9 Financial Statements. Schedule 4.9 sets forth the (a) historical statement of revenues and direct expense for the Business for the years ended December 31, 2003, 2004 and 2005, respectively, and (b) the statement of purchased assets and assumed liabilities of the Business as of December 31, 2005 (collectively, the “Financial Statements”). The Financial Statements have not been audited. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, which principles and policies have been applied on a basis consistent with prior years (except for any impacts resulting from the acquisition of Seller by Henkel KGaA in March 2004 which will require the Financial Statements to be shown as successor and predecessor statements) and the practices and procedures of the Business and Seller, and present fairly the information purported to be presented therein at the dates and for the periods indicated therein.

4.10 Litigation. (a) Schedule 4.10(a) sets forth all material orders, writs, injunctions, judgments or decrees outstanding and in effect and all material suits and litigations, proceedings, arbitral actions, governmental investigations or labor disputes (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans) that are pending or, to Sellers’ Knowledge, threatened against Seller which in any such case relate exclusively to the Business or the Purchased Assets, or seek injunctive relief with respect to or prohibit or materially impair the ability of Seller to consummate, the transactions hereunder.

(b) Schedule 4.10(b) sets forth all material civil, criminal, administrative or arbitral unfunded settlements relating to the Business or the Purchased Assets that Seller or any of its Affiliates is required to pay.

4.11 Labor Matters. (a) Schedule 4.11 contains a complete and accurate list of the names of all Employees as of the date of this Agreement specifying:

(i) with respect to the Hourly Employees, the rate of hourly pay, and whether or not such employee is absent for any reason such as lay-off, disability, leave of absence or workers’ compensation;

(ii) with respect to Salaried Employees, the length of service, title, rate of salary and commission or bonus structure for each such employee; and

(iii) with respect to each employee listed, the employer thereof, the date of hire and a list of all agreements affecting such person’s employment, including a description of the material compensation arrangements, and whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation.

(b) To Seller’s Knowledge, all Employees are lawfully authorized to work in the jurisdictions in which they are working according to applicable immigration laws.

(c) Except as set forth in Schedule 4.11, (i) Seller is not a party to any Collective Bargaining Agreement with respect to its Employees with any labor organization, union, group or association, (ii) within the past two (2) years, Seller has not experienced at the Ft. Madison Facility any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of Seller, (iii) neither Seller nor any of its Affiliates has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of the Employees, (iv) no Collective Bargaining Agreements or individual agreements relating to any Employees are being negotiated, (v) to Seller’s Knowledge, no union organizational campaign or representation petition is currently pending or threatened with respect to any Employees, and (vi) no Collective Bargaining Agreement, if any, relating to any Employees has expired. There is no labor strike, slowdown, stoppage or disturbance pending or, to Seller’s Knowledge, threatened against Seller at the Ft. Madison Facility. Seller is in material compliance at the Ft. Madison Facility with all applicable Regulations respecting labor and employment. Except as set forth in Schedule 4.11, there is no unfair labor practice charge or complaint or other Action against Seller pending before any Governmental Entity arising out of Seller’s labor and employment practices or activities at the Ft. Madison Facility. Since January 1, 2003, there have not been any plant closings, mass layoffs or other terminations at Seller that would create any Liabilities for Seller under the Worker Adjustment and Retraining Notification Act or similar laws.

4.12 Liabilities. Seller has no material Liabilities relating to the Business, except (a) Liabilities which are set forth or adequately reserved for in the Financial Statements, which have not been paid or discharged since the Statement Date, (b) Liabilities incurred since the Statement Date in the Ordinary Course of Business, and (c) Liabilities that are nor required to be disclosed because they are not material.

4.13 Licenses and Permits / Compliance with Law. Schedule 4.13 contains a complete listing of all material Permits used by the Business as presently conducted. Seller owns or possesses (and, except as set forth on Schedule 4.13, Buyer will acquire as a part of the Purchased Assets) all right, title and interest in and to all of the Permits that are necessary to conduct the Business as currently conducted in accordance with current Regulations applicable to the Business and the Purchased Assets, which Permits are in full force and effect and with which Seller is in material compliance. No loss or expiration of any material Permit is pending or, to Seller’s Knowledge, threatened except in accordance with its normal terms. No investigation or review by any Governmental Entity with respect to the Business is pending or, to Seller’s Knowledge, threatened, nor, to Seller’s Knowledge, has any Governmental Entity indicated an intention to conduct the same. Except as set forth on Schedule 4.13, Seller is in material compliance with all Regulations applicable to the Business and the Purchased Assets.

4.14 No Brokers. Neither Seller nor any of its respective officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.15 No Other Agreements to Sell the Purchased Assets. Neither Seller nor any of its officers, directors, shareholders or Affiliates has any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than Inventory in the Ordinary Course of Business), to effect any consolidation, liquidation or dissolution of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

4.16 Employee Benefit Plans.

(a) Schedule 4.16(a) sets forth a true and complete list of each material “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, as amended (“ERISA”), and each bonus, incentive, stock ownership, stock purchase, stock option, phantom stock, vacation, disability, death benefit, hospitalization, insurance, change in control, termination, severance pay, deferred compensation and other compensation plan or arrangement, and other material employee fringe benefit plans whether or not subject to ERISA or oral that is sponsored, maintained, contributed to, or required to be contributed to, by Seller or ERISA Affiliates (as defined below) in connection with the Business and in which any of the Employees is a participant (each of the foregoing is referred to herein as a “Plan”). “ERISA Affiliate” means (i) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other Person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

(b) True and complete copies of each of the following documents have been delivered by Seller to Buyer: (i) each Plan document and all amendments thereto; and (ii) the most recent summary plan description and related summaries of material modifications with respect to each such Plan intended to qualify under Section 401 of the Code.

(c) Except as set forth in Schedule 4.16(c):

(i) Seller has performed in all material respects its obligations under each Plan, and each Plan has been administered and operated in compliance in all material respects with ERISA and the Code.

(ii) Each Plan intended to be qualified under Section 401 of the Code (A) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and (B) no amendment has been made to any such Plan that would reasonably be expected to materially adversely affect such qualified status.

(iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result in the accelerated vesting, funding or delivery of, or increase in the amount of, any material payment or benefit to any Employee or entitle any Employee to any severance, retention, change-in-control or similar payment, compensation or benefit for which Buyer will be responsible under a Plan.

(iv) No liability under Title IV of ERISA has been or is reasonably expected to be incurred by Seller that would become a liability of Buyer after the Closing.

(d) Schedule 4.16(d) sets forth a list of all claims pending as of the date hereof under workers compensation laws or similar Regulations.

4.17 Compliance With Environmental Laws. For purposes hereof, the term “Environmental Laws” shall mean any Regulations of any Governmental Entity enacted or promulgated as of the date of this Agreement which govern the emission, discharge, treatment, storage, management or release of Hazardous Materials or concern human health and safety, pollution or protection of the environment, or the conservation of the natural resources. For purposes hereof, the term “Hazardous Materials” shall mean any explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum by-products, asbestos, “hazardous waste,” as defined by Section 1004(5) of the Solid Waste Disposal Act, as amended (“SWDA”), and 42 U.S.C. § 6903(5) as enacted as of the date hereof, and regulations of the U. S. Environmental Protection Agency (“EPA”) promulgated thereunder as of the date hereof, and “hazardous substances,” as defined by Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601(14), and EPA regulations promulgated thereunder as of the date hereof, and any other substance, material, or waste that is included within the definition of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” “pollutant” or words of similar import in any Environmental Law. Except as set forth in Schedule 4.17:

(a) the Business, including the Purchased Assets and the Ft. Madison Facility, is and at all times on and prior to the Closing Date has been, owned, maintained, leased and operated by Seller in material compliance with all applicable Environmental Laws;

(b) Seller has, and at all times since January 1, 2003, has had, all material permits, licenses and authorizations currently in effect and issued by any Governmental Entity pursuant to any Environmental Laws (“Environmental Permits”) for the operation of the Business as conducted by Seller, all of which are described in Schedule 4.17(b), and the Business as conducted by Seller, including the Purchased Assets and the Ft. Madison Facility, is and at all times has been, owned, maintained, leased and operated in compliance with all such Environmental Permits;

(c) Seller has not received any notice since January 1, 2003, from any Governmental Entity or other Person alleging that the Ft. Madison Facility is in violation of any applicable Environmental Laws or Environmental Permits; and, to Seller’s Knowledge, no such notice is threatened by any Governmental Entity or other Person;

(d) there is not and has not been any “underground storage tanks,” as defined by Section 9001 of the SWDA, 42 U.S.C. § 6991 as enacted as of the date hereof, installed by Seller for the storage of Hazardous Materials at the Ft. Madison Facility;

(e) there is not now pending, nor has there ever been pending, nor, to Seller’s Knowledge, is there any basis for, any Action relating to the Ft. Madison Facility pursuant to any Environmental Laws;

(f) Seller has not received any written notice of any alleged Liability pursuant to any Environmental Laws for any “removal” or “remedial action” as defined in Sections 101(23) and 101(24) of CERCLA, 42 U.S.C. §§ 9601(23) and 9601(24) as in effect as of the date hereof, arising from the disposal of Hazardous Materials at or from the Ft. Madison Facility; and, to Seller’s Knowledge, no such notice is threatened by any Governmental Entity or other Person;

(g) Neither Seller nor any predecessor of Seller has “released” (as defined by Section 101(22) of CERCLA, 42 U.S.C. § 9601(22) either (i) a “reportable quantity,” as defined by Section 102 of CERCLA, 42 U.S.C. § 9602 as in effect as of the date hereof, and regulations of EPA promulgated thereunder as of the date hereof, of any Hazardous Materials at the Ft. Madison Facility in violation of applicable Environmental Laws or (ii) Hazardous Materials in such quantities and conditions as to create material Liabilities under applicable Environmental Laws to maintain, manage, or remediate any resulting environmental conditions;

(h) there are no polychlorinated biphenyls in any article, container or equipment and no friable asbestos-containing materials at the Ft. Madison Facility, the condition of which could reasonably be expected to pose a material risk to the health and safety of any employees, agents, invitees or other persons or otherwise result in material Liabilities to maintain, manage or remediate;

(i) there are no liens held by any Governmental Entity pursuant to Section 107(1) of CERCLA, 42 U.S.C. § 9607(1), or any analogous Environmental Laws with respect to the Ft. Madison Facility; and

(j) Each of Seller and its Affiliates have made available to Buyer all material environmental audits, site assessments, environmental studies, Environmental Permits and environmental records, correspondence and reports in their possession, custody or control relating to the operation of the Business and the environmental condition of the Ft. Madison Facility.

4.18 Inventory; FDA Requirements; Labeling. The Inventory is usable and salable in the Ordinary Course of Business, is of consistent and merchantable quality, and is fit for its intended purposes and not subject to any write down or write off. The Inventory levels of the Business have been maintained in such amounts as are required for the Business as previously conducted in the Ordinary Course of Business and such Inventory levels are adequate therefor. Seller has good title to the Inventory, free and clear of any Encumbrance, except for Permitted Encumbrances. The Inventory has not been pledged as collateral, and is not held by Seller on consignment from others. The existing manufacturing practices, ingredients, composition and labeling for each of the Purchased Products are and have been in compliance in all material respects with all Regulations applicable to the Business relating to the use, manufacture, packaging, licensing, labeling, distribution, or sale of any food, drug, cosmetic, medical device or household product or materials (collectively, the “FDA Requirements”). To the extent required by a Governmental Entity, all labeling used on the Inventory has been filed or registered with and/or approved by each Governmental Entity that required such filing, registration and/or approval and is otherwise in compliance with all applicable FDA Requirements.

4.19 Intellectual Property.

(a) Except as set forth in Schedule 4.19(a), Seller and Seller’s Affiliates own all rights, title, and interest in all Intellectual Property and all Seller Owned Trademarks used in the conduct of the Business as conducted by Seller or Seller’s Affiliates as of the Closing Date, and to Seller’s Knowledge, without a duty to investigate, Seller and Seller’s Affiliates own or have a valid license or right to use all Intellectual Property Rights and Trademark Rights necessary to conduct the Business as conducted by Seller or Seller’s Affiliates as of the Closing Date.

(b) Except as set forth in Schedule 4.19(b), Seller and Seller’s Affiliates possess valid licenses to use the Henkel KGaA Licensed Trademarks as used in the conduct of the Business as conducted by Seller or Seller’s Affiliates as of the Closing Date.

(c) To Seller’s Knowledge, without a duty to investigate, and except as set forth in Schedule 4.19(c), Seller and Seller’s Affiliates own all of the Patents listed on Schedule 1.1(C), and all the registrations relating to the Copyrights listed on Schedule 1.1(A), and, to Seller’s Knowledge, without a duty to investigate, such Patents and registrations are valid and in full force and effect, and Seller or its Affiliates are listed in the appropriate registry as the record owner of each Patent and Copyright.

(d) Except as set forth in Schedule 4.19(d), Seller and Seller’s Affiliates own all the registrations relating to the Seller Owned Trademarks listed on Schedule 1.1(B), such registrations are in full force and effect, Seller or its Affiliates are listed in the appropriate registry as the record owner of each Seller Owned Trademark, and, to Seller’s Knowledge, no unregistered Seller Owned Trademark has been abandoned or is invalid or unenforceable outside of the Ordinary Course of Business.

(e) Except as set forth in Schedule 4.19(e), Seller and Seller’s Affiliates have not licensed or otherwise authorized any other third party to use any of Intellectual Property, Seller Owned Trademarks, or the Henkel KGaA Licensed Trademarks (other than as set forth in the Trademark License Agreements).

(f) Except as set forth in Schedule 4.19(f), the conduct of the Business in the Ordinary Course as conducted by Seller prior to the Closing does not infringe, violate, or dilute (collectively, “Infringe”) the Trademark Rights of any third party.

(g) Except as set forth in Schedule 4.19(g), to Seller’s Knowledge, without a duty to investigate, the conduct of the Business in the Ordinary Course as conducted by Seller prior to the Closing does not Infringe the Intellectual Property Rights of any third party.

(h) Except as set forth in Schedule 4.19(h), within the last three (3) years, no claim has been brought or is threatened by any third party with respect to any Seller Owned Trademark or Henkel KGaA Licensed Trademark challenging the ownership, validity, or enforceability of such Seller Owned Trademark or Henkel KGaA Licensed Trademark, including initiating any opposition, cancellation, reissue, reexamination, interference, or equivalent proceeding.

(i) Except as set forth in Schedule 4.19(i), to Seller’s Knowledge, without a duty to investigate, within the last three (3) years, no claim has been brought or is threatened by any third party with respect to any Intellectual Property challenging the ownership, validity, or enforceability thereof, including initiating any opposition, cancellation, reissue, reexamination, interference, or equivalent proceeding.

(j) Except as set forth in Schedule 4.19(j), within the last three (3) years, neither Seller nor any of Seller’s Affiliates has threatened or initiated any claim against any third party alleging that such third party Infringes any Intellectual Property, Seller Owned Trademarks, or any Henkel KGaA Licensed Trademark and no such claim is currently pending and, to Seller’s Knowledge, without a duty to investigate, no third party is Infringing any of the Intellectual Property nor has any third party asserted an ownership interest in, or the invalidity of, any of the Intellectual Property.

(k) Except as set forth in Schedule 4.19(k), within the last three (3) years, to Seller’s Knowledge, no third party is Infringing any of the Seller Owned Trademarks or the Henkel KGaA Licensed Trademarks nor has any third party asserted an ownership interest in, or the invalidity of, any of the Seller Owned Trademarks or the Henkel KGaA Licensed Trademarks.

(l) Except as set forth in Schedule 4.19(l), Seller and Seller’s Affiliates have taken all commercially reasonable actions in the Ordinary Course to preserve the Intellectual Property and, except as set forth in Schedule 4.19(l), and to Seller’s Knowledge, without a duty to investigate, no Intellectual Property has been abandoned, cancelled, forfeited, or relinquished outside of the Ordinary Course of Business.

(m) Except as set forth in Schedule 4.19(m), Seller and Seller’s Affiliates have taken all commercially reasonable actions in the Ordinary Course to preserve the Seller Owned Trademarks and the Henkel KGaA Licensed Trademarks, and no Seller Owned Trademark or Henkel KGaA Licensed Trademark has been abandoned, cancelled, forfeited, or relinquished outside of the Ordinary Course of Business.

(n) Except as set forth in Schedule 4.19(n), to Seller’s Knowledge, without a duty to investigate, all of the Intellectual Property and the Henkel KGaA Licensed Trademarks are in full force and effect and have not expired or been canceled or abandoned outside of the Ordinary Course of Business.

(o) Except as set forth in Schedule 4.19(o), all of Seller Owned Trademarks are in full force and effect and have not expired or been canceled or abandoned outside of the Ordinary Course of Business

(p) Except as set forth in Schedule 4.19(p), to Seller’s Knowledge, without a duty to investigate, no current or former partner, director, officer, or employee of Seller or any of Seller’s Affiliates will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to any of the Intellectual Property.

(q) Except as set forth in Schedule 4.19(q), no current or former partner, director, officer, or employee of Seller or any of Seller’s Affiliates will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to any of the Seller Owned Trademarks or the Henkel KGaA Licensed Trademarks.

4.20 Trademark License Agreements. The ConAgra Trademark License Agreement is in full force and effect, and is freely assignable by Henkel KGaA to Buyer without obtaining the consent or approval of ConAgra, Inc. in connection with its assignment to Buyer in accordance with this Agreement. The Staley Trademark License Agreement is in full force and effect, and is freely assignable by Seller to Buyer without obtaining the consent or approval of A. E. Staley Manufacturing Company in connection with its assignment to Buyer in accordance with this Agreement.

4.21 Title to Purchased Assets. Seller has and will convey to Buyer good and marketable title to all of the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances.

4.22 Taxes. Seller and its Affiliates have withheld and paid in full all Taxes required to have been withheld and paid in connection with amounts due or owing to any Employee.

4.23 [Intentionally Deleted]

4.24 Suppliers and Customers. Schedule 4.24 sets forth the twenty (20) largest suppliers to and branded customers of the Business (by dollar volume of business with the Business) for the last two fiscal years of the Business. Except as disclosed on Schedule 4.24, to Seller’s Knowledge, none of such suppliers or customers has cancelled, or otherwise modified in any manner that is materially adverse to the Business, its business or relationship with the Business or has delivered written or oral notice to Seller or any of its Affiliates (either directly or through a broker) of any intent to cancel or materially reduce its business with the Business.

4.25 Capital Expenditures. Schedule 4.25 sets forth the amounts of capital expenditures of Seller and its Affiliates actually made with respect to the Business for the fiscal year 2005, including a description of each capital expenditure and the date for such expenditure, and the amounts of capital expenditures of Seller and its Affiliates actually made or projected to be made during the first fiscal quarter of 2006, including a description of each capital expenditure. Except as set forth on Schedule 4.25, none of Seller or any of its Affiliates has failed to make, or otherwise delayed the making of, any capital expenditure otherwise scheduled to be made during fiscal year 2005.

4.26 Books of Account. The books, records and accounts of Seller relating to the Business accurately and fairly reflect, to the extent material and in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business. With respect to the Business, neither Seller nor any of its Affiliates has engaged in any transaction, maintained any bank account or used any of its funds, except for transactions, bank accounts and funds which (i) have been and are reflected in the normally maintained books and records of the Business or (ii) are not material to the Business.

4.27 Trade Programs. Set forth on Schedule 4.27 are (a) all outstanding existing programs, practices or arrangements that relate to trade discounts, trade promotions, promotional sales, sales contests, coupons or slotting fees relating to the Business or that otherwise affect the collectibility or value of any existing or future accounts receivable (collectively, the “Trade Programs”) that relate to the top ten (10) customers of the branded Business or that otherwise affect the collectibility or value of any existing or future accounts receivable of such customers, and (b) the everyday low price or “EDLP” rates that relate to customers eleven (11) through twenty (20) of the top twenty (20) customers of the branded Business. Set forth on Schedule 4.27 are (i) all Trade Programs that relate to the top ten (10) customers of the branded Business or that otherwise affect the collectibility or value of any existing or future accounts receivable of such customers, and (ii) all the everyday low price or “EDLP” rates that relate to customers eleven (11) through twenty (20) of the top twenty (20) customers of the branded Business, in each case that are currently planned to be implemented by Seller or any of its Affiliates with respect to the branded Business for the fiscal year ending December 31, 2006.

4.28 Product Recalls. Except as set forth on Schedule 4.28, since January 1, 2003, there have been no recalls or withdrawals of Purchased Products or other similar federal, state or private actions with respect to such products and, to Seller’s Knowledge, no facts or circumstances exist that could reasonably be expected to result in such recalls.

4.29 No Interest in Other Entities. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitable, in any association, partnership, joint venture or other legal entity are included in the Purchased Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with full power and authority to own, operate, use, lease or otherwise hold its properties and conduct its business as it is presently being conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which its right, title and interest in or to any of the assets held by it, or the conduct of its business, requires such authorization, qualification or licensing, except where failure to be so authorized, qualified, or licensed would not, individually or in the aggregate, have a material adverse effect on the financial condition or business of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby.

5.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements to which Buyer is a party has been (or, when duly executed and delivered, will have been) duly executed and delivered by Buyer and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

5.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws or Buyer, (b) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or result in the creation of any Encumbrance (other than pursuant to the Debt Facility) upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) except as contemplated by Section 5.4, violate any Regulation, except, in the case of each of clauses (a), (b) and (c) above, for such violations, defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the financial condition or business of Buyer or its ability to consummate the transactions contemplated hereby or thereby.

5.4 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from any Governmental Entity (other than in connection with or in compliance with the provisions of the HSR Act, the recordation of the assignment of Intellectual Property, or as may be required under, or in respect of, the Permits), or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

5.5 Adequate Funds. Crunch Equity Holding, LLC, the ultimate parent entity of Buyer, has obtained the equity financing commitments previously provided to Seller (the “Equity Commitments”) pursuant to which Buyer will receive the equity funding described therein at the Closing, and Buyer contemplates that, pursuant to the senior lending facilities of Buyer and its Affiliates (the “Debt Facility” and collectively with the Equity Commitments, the “Financing Facilities”), Buyer will receive certain debt financing at the Closing. Proceeds from the Financing Facilities will be sufficient to pay in full the Closing payment obligations of Buyer under Article II. As of the date of this Agreement, to the knowledge of Buyer, there are no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Financing Facilities not being satisfied to the extent such conditions can be satisfied by, or are under the control of, Buyer.

5.6 No Brokers. Neither Buyer nor any officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF SELLER AND BUYER

Seller and Buyer each covenant with the other as follows:

6.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind, including the documents contemplated by Section 9.3, which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (iii) to cooperate with each other in connection with the foregoing.

6.2 Notification of Certain Matters. Prior to the Closing, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of any Action pending, or, to their respective knowledge, threatened against Seller or Buyer or any of their respective Affiliates, as the case may be, that challenges the transactions contemplated hereby. From the date hereof through the Closing, Seller shall give prompt notice to Buyer of, and Buyer shall give prompt notice to Seller of (a) the occurrence, or failure to occur, of any event which occurrence or failure has caused or would be likely to cause any representation or warranty made by such party and contained in this Agreement or any Ancillary Agreement, or in any exhibit or schedule hereto or thereto, to be untrue or inaccurate in any material respect from the date hereof to the Closing Date, and such party shall use all reasonable best efforts to remedy same, (b) any failure of Seller, on the one hand, or Buyer, on the other, to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, or any exhibit or schedule hereto or thereto, and such party shall use all reasonable best efforts to remedy the same, (c) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (d) any written notice or other written communications from any Governmental Entity in connection with the transactions contemplated by this Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

6.3 Access to Information. (a) Seller shall cooperate with Buyer and provide Buyer and its authorized Representatives until the Closing Date, reasonable access to the offices, properties, books and records of Seller and its Affiliates in respect of the Business and the Purchased Assets and to the Ft. Madison Facility, shall furnish to Buyer and its authorized Representatives such additional financial and other information regarding the Business and the Purchased Assets as Buyer may from time to time reasonably request, and shall permit Buyer and its authorized Representatives to make such inspections and conduct such interviews and inquiries as Buyer may reasonably require in connection with Buyer’s review of the Business and the Purchased Assets. Buyer shall conduct all such inspections and other information gathering described above only (i) at Buyer’s sole cost and expense, (ii) during regular business hours, and (iii) in a manner which will not unduly interfere with the operation of the Business. Any and all such information gathered by Buyer as a result of, or in connection with, such information gathering shall be subject to the Confidentiality Agreement and the provisions of this Section 6.3. In the event the Closing is not consummated, upon Seller’s request, such information shall be returned to Seller or destroyed in accordance with this Agreement and the Confidentiality Agreement. Buyer shall indemnify Seller and hold it harmless from and against any and all damages arising out of or resulting from Buyer’s information gathering pursuant to this Agreement.

(b) From and after the Closing Date and for the longer of any applicable statute of limitations period or a period of seven years from the Closing Date, Buyer shall, upon reasonable notice and for any reasonable business purpose including in connection with the preparation of financial statements for the Business required in connection with any public offering of securities by Buyer or in connection with an Action to which Buyer or an Affiliate thereof is a party, have access during normal business hours to examine, inspect and copy any books and records relating to the Business that remain in the possession of Seller or its Affiliates. During such seven year or longer period, Seller shall, and shall cause its Affiliates to, provide Buyer with, or cause to be provided to Buyer, such original books and records of the Business as Buyer shall reasonably request.

(c) Promptly after the date of this Agreement, Seller shall engage KPMG, L.L.P. to perform an audit of the statement of assets acquired and liabilities assumed of the Business as of December 31, 2005 and a statement of revenues and direct expenses of the Business for the three years then ended with related footnotes, each in accordance with GAAP; provided that, the financial statements for the year ended December 31, 2003 and for the three month period ended March 27, 2004 shall be predecessor financial statements, and the financial statements for the nine month period ended December 31, 2004 and the year ended December 31, 2005 shall be successor financial statements. The engagement letter between Seller and KPMG, L.L.P. regarding such matters shall provide that KPMG, L.L.P. will consider requests to consent to the inclusion of its report concerning the audit of such financial statements in Buyer’s Form 8-K filed with the U.S. Securities and Exchange Commission pursuant to Item 9.01(a) of Form 8-K with respect to the transactions contemplated hereby. Seller shall instruct KPMG, L.P.P. that such audit should be completed as promptly as practicable, and in any event within 60 calendar days of the Closing Date, and is to be used by Buyer for securities law purposes. Seller shall take all action as may be necessary to facilitate the completion of such audit and shall keep Buyer informed regarding the progress of such audit. It is contemplated that KPMG, L.L.P.’s report on such audit shall be an unqualified report except for any customary comments or qualifications required as a result of the financial statements not being a complete set of financial statements in accordance with GAAP, but rather statements of assets acquired/liabilities assumed and statements of revenue and direct expenses in accordance with the waiver letter dated February 17, 2006 that Buyer received from the U.S. Securities and Exchange Commission. Seller shall provide to Buyer a draft of the audited financial statements and request that KPMG, L.L.P. deliver a copy of all drafts of their report of such audit to Buyer and deliver an original of the finished audit to Buyer. Buyer shall reimburse Seller for all fees charged by KPMG, L.L.P. pursuant to such engagement.

(d) Promptly after the delivery to Buyer of the audited financial statements contemplated by Section 6.3(c), Seller shall within fifteen (15) business days thereof prepare a reconciliation statement which shall be based on the Base Product Contribution Amount and which shall set forth a reconciliation thereto which shall set forth the Adjusted Product Contribution Amount, with such reconciliation being made on a line item by line item basis and ledger account by ledger account basis, where applicable, (the “Statement of Adjusted Product Contribution Amount”). Seller shall also engage KPMG, L.L.P. to promptly prepare a procedures report setting forth its findings with regard to the performance of the agreed upon procedures described below. The Statement of Adjusted Product Contribution as prepared by Seller together with the procedures report of KPMG, L.L.P. shall be delivered to Buyer within thirty (30) business days of the delivery to Buyer of the audited financial statements contemplated by Section 6.3(c). As contemplated by this Section 6.3(c), the agreed upon procedures to be performed by KPMG, L.L.P. shall include (i) tracing all amounts included in the Statement of Adjusted Product Contribution Amount to either amounts shown on the face of the audited statement of revenues and direct expenses as of December 31, 2005 or to the general ledger or other supporting detail for amounts included in the aforementioned audited statement but not specifically identified on the face of the audited statement and (ii) verifying the clerical accuracy of the Statement of Adjusted Product Contribution Amount. Buyer shall have the right to review the procedures, books, records and workpapers used in the preparation of the Statement of Adjusted Product Contribution Amount.

6.4 Books and Records; Preservation and Delivery.

(a) Buyer shall preserve and keep, or cause to be preserved and kept, all Books and Records as delivered hereunder to Buyer for the longer of any applicable statute of limitations period or a period of seven years from the Closing Date. Buyer shall not be responsible or liable hereunder for, or as a result of, any accidental loss, damage or destruction of such Books and Records.

(b) To the extent of all books and records relating to the Business that are not part of the Purchased Assets, Seller shall preserve and keep, or cause to be preserved and kept, all such books and records in respect of the Business for the longer of any applicable statute of limitations period or a period of seven years from the Closing Date. Seller shall not be responsible or liable hereunder for, or as a result of, any accidental loss, damage or destruction of such books and records.

6.5 Consents and Reasonable Best Efforts. Buyer and Seller will, as soon as practicable, commence to take all action required to obtain all Permits, consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including Governmental Entities, necessary to authorize, approve or permit, the full and complete sale, conveyance, assignment or transfer of the Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances. Except for HSR Act approvals to be obtained as set forth in Sections 7.3 and 8.3 hereof, Buyer and Seller agree that the foregoing actions shall be taken by Buyer and Seller after the Closing Date. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties’ obligations hereunder; it being understood that the obtaining of all requested Permits, consents and approvals (including consents or approvals of lessors to transfer an Assumed Contract under which Leased Equipment is leased) is not a condition to any party’s obligation to consummate the transactions contemplated by this Agreement, except for HSR Act approvals to be obtained as set forth in Section 7.3 and 8.3 hereof. In furtherance and not in limitation of the foregoing, each party shall promptly supply any additional information and documentary material that may be requested pursuant to the HSR Act and cooperate fully in connection with any filing under applicable antitrust laws and in connection with resolving any related investigation or other inquiry concerning the transaction contemplated by this Agreement. Either party hereto shall promptly inform the other of any material communication and requests for information from any governmental authority regarding any of the transactions contemplated hereby and shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, appropriate response to any such communication. In addition, if necessary to obtain HSR Act approval, Buyer shall take any and all actions with respect to the Purchased Assets, its assets or the assets of any of its Affiliates (including selling, holding separate, licensing or otherwise disposing of such assets, or agreeing to, or permitting, any of the foregoing with respect to such assets). The obligations of Seller under this Section 6.5 with respect to the non-United States Intellectual Property shall be subject to Section 9.3. In addition, Buyer and Seller agree that to the extent a Permit is a Purchased Asset that requires a governmental consent for the assignment of the Permit to Buyer, and such consent is not obtained prior to the Closing, Buyer and Seller shall use their respective best reasonable efforts to obtain the required governmental consent as promptly as practicable after the Closing.

6.6 Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, (i) operate the Business in a manner consistent with the Ordinary Course of Business, (ii) not knowingly take any action inconsistent with this Agreement or with the consummation of the Closing, and (iii) use commercially reasonable efforts to preserve the business relationships with customers, suppliers, distributors and others with whom Seller and its Affiliates deal with in connection with the conduct of the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller shall not, and shall not permit any of its Affiliates to, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

(a) sell, assign, transfer, convey, lease, license, mortgage, pledge or otherwise dispose of or subject to any Encumbrance any Purchased Assets, or any interests therein, except sales of Inventory in the Ordinary Course of Business and sales or dispositions of obsolete or excess Fixtures and Equipment sold or disposed of in the Ordinary Course of Business;

(b) (i) enter into any Contract that involves any obligation or liability on the part of Seller of more than $100,000, having a duration in excess of one year or that cannot be terminated within sixty (60) calendar days without penalty, (ii) modify, amend or transfer in any respect or terminate any Material Contract set forth on Schedule 4.7 (and marked with an asterisk) or waive, release or assign any rights or claims thereunder or (iii) default under (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) or fail to renew any Material Contract set forth on Schedule 4.7 (and marked with an asterisk) in accordance with its terms;

(c) (i) except for the Incentive Payments or as may be required by Regulations applicable to the Business, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Plan) for the benefit or welfare of any Employee, or (ii) increase the compensation or fringe benefits of, or pay any bonus to, any Employee or pay any benefit not required by any existing Plan, arrangement or agreement (but only to the extent that such existing Plan, arrangement or agreement is set forth on Schedule 4.11) except as set forth on Schedule 4.11;

(d) grant any severance or termination pay to, or enter into any employment or severance agreement with any Employee, either individually or as part of a class of similarly situated persons;

(e) waive any claims or rights of material value that relate to the Business;

(f) make any change in any method of accounting or accounting practice or policy that is applicable to the Business other than those required by Regulations applicable to the Business;

(g) encourage any customer of the Business to purchase Purchased Products at a level in excess of the level of the Purchased Products historically purchased by such customer in such a manner that after the Closing would result in materially decreased orders from such customer as compared to the normal historical orders of such customer over the prior one year period;

(h) fail to maintain the Purchased Assets in reasonable condition and in reasonable repair, ordinary wear and tear excepted;

(i) fail to maintain the Books and Records in the usual, regular and ordinary manner on a basis materially consistent with prior years;

(j) increase Inventory in a material amount not in the Ordinary Course of Business, fail to replenish Inventory in the Ordinary Course of Business, or make any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price materially in excess of the then current market price or upon terms and conditions materially more onerous than those usual and customary in the industry;

(k) except for sales of Inventory in the Ordinary Course of Business, relocate any of the Purchased Assets to a different location;

(l) make any change in the Business’ selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

(m) engage in or otherwise create any Trade Programs or consumer programs other than the Trade Programs and consumer programs described on Schedule 4.27;

(n) enter into any Contract with any of Seller or its Affiliates;

(o) commence any material Action relating to the Business other than in the Ordinary Course of Business;

(p) change any of the Business’ practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collections, cash payments, or terms with vendors, except in the Ordinary Course of Business; or

(q) authorize, enter into any agreement to do, or otherwise become obligated, whether in writing or otherwise, to do, any action prohibited hereunder.

6.7 Financing. Buyer shall use its reasonable best efforts to procure the debt and equity financings as contemplated by the Financing Facilities. In the event that the financings contemplated by the Financing Facilities are not available to Buyer to consummate the transactions contemplated by this Agreement, Buyer shall (a) promptly notify Seller of such fact and (b) use its reasonable best efforts, until the Termination Date, to obtain alternate financing for the transactions contemplated by this Agreement; provided that the terms, conditions and costs of such financing are not materially less favorable to Buyer than those in the Financing Facilities.

6.8 Financial Information; Cooperation.

(a) Between the date of this Agreement and the Closing Date, Seller shall deliver to Buyer copies of all financial statements, financial schedules and other financial information, including management reports, relating to the Business promptly after the preparation or receipt, as applicable, thereof in the Ordinary Course of Business. Without limiting the generality of the foregoing, (a) not later than ten (10) calendar days after the end of each month, Seller shall deliver to Buyer (for further delivery to Buyer’s lenders under the Debt Facility) a schedule of product contribution for the most recently completed monthly period prepared in a manner consistent with the historical accounting practices of Seller, and (b) Seller shall provide Buyer with copies of all information relating to the Business delivered by Seller to its lenders at such time as Seller provides the same to any of its lenders.

(b) Buyer may include the financial statements contemplated by Section 6.3(c) in its filings with the U.S. Securities and Exchange Commission. Seller shall, and shall cause its Affiliates, and their respective officers, directors, representatives and advisors to, (i) use reasonable best efforts to cause KPMG L.L.P. to provide consents and other documentation indicating KPMG L.L.P.’s agreement to the inclusion of its reports concerning audits of such financial statements in Buyer’s Form 8-K filed with the U.S. Securities and Exchange Commission pursuant to Item 9.01(a) of Form 8-K with respect to the transactions contemplated hereby and (ii) as requested by KPMG L.L.P., provide to KPMG on a timely basis customary management representation letters in connection with any consent of KPMG L.L.P. to the inclusion of its reports concerning its audit of such financial statements in Buyer’s filings with the U.S. Securities and Exchange Commission.

(c) Seller shall, and shall cause its Affiliates and their respective officers, directors, representatives and advisors, including legal and accounting, to, reasonably cooperate with Buyer in connection with obtaining the debt financing contemplated by the Financing Facilities at Buyer’s expense.

6.9 Acquisition Proposals. From the date of this Agreement until termination of this Agreement or the Closing, Seller shall not directly or indirectly, through any Affiliate, officer, director, stockholder, partner, employee, agent, financial advisor, banker or other representative (collectively, the “Representatives”), or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person (other than Buyer) relating to any acquisition or purchase of all or any material portion of the Business or the Purchased Assets or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Seller shall immediately communicate to Buyer the material terms of any such proposal or offer (and the identity of the party making such proposal) which it or any of its Affiliates may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Buyer. Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties other than Buyer conducted heretofore with respect to any of the foregoing.

6.10 Inquiries. From and after the Effective Time, Seller shall promptly respond to all inquiries with respect to ownership of the Purchased Assets or the Business by disclosing that Buyer is the owner of the Purchased Assets and the Business or by referring such inquiries to Buyer, as appropriate.

6.11 Insurance Claims. With respect to any loss, liability or damage incurred by Buyer and relating to, resulting from or arising out of the conduct of the Business by Buyer for which Seller or any of its Affiliates would be entitled to assert, or cause any Affiliate or other person or entity to assert, a claim for recovery under any policy of insurance maintained by Seller or any of its Affiliates in respect of the Business or the Purchased Assets, at the request of Buyer, Seller shall use commercially reasonable efforts to assert (or cause its applicable Affiliate to assert), or to assist Buyer to assert, one or more claims under such insurance covering such loss, liability or damage if Buyer is not itself entitled to assert such claim but Seller or any of its Affiliates is so entitled. Any recovery received by Seller or such Affiliate or other Person as a result of any such assertion to which Buyer is entitled shall be promptly paid to Buyer. Buyer agrees to pay or assume all costs or liabilities of Seller or any of its Affiliates in connection with any such assertion of any such claim, including legal expenses, deductibles, retentions or self-insurance paid or incurred by Seller or any of its Affiliates. Buyer agrees to cooperate with Seller in connection with any assertion of claims under insurance as contemplated by this Section 6.11.

6.12 Bulk Transfer Laws. Buyer waives compliance by Seller with any laws relating to bulk transfers and bulk sales applicable to the transactions contemplated by this Agreement.

6.13 Payments Received. Seller and Buyer agree that, from and after the Effective Time, each of Seller and Buyer will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash or checks with appropriate endorsements (using their commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing that properly belongs to the other party.

6.14 Assignment of Noncompetition and Other Agreements. At the Closing, Seller shall assign to Buyer all rights of Seller pursuant to any noncompetition, confidentiality, nonsolicitation or indemnification provisions that benefit the Business or that relate to the Purchased Assets or Assumed Liabilities contained in any Material Contracts with third parties, including employees (and that are not Assumed Contracts).

6.15 Non-Competition; Non-Solicitation.

(a) For the period commencing on the Closing Date and expiring on the third anniversary thereof, except as permitted in this Section 6.15, Seller shall not, and Seller shall cause its Affiliates not to, engage in any business that competes with the Purchased Products or the Business, including the business of manufacturing, distributing, marketing or selling Vienna sausage, canned meat, potted meat, dried beef, chili, or luncheon meat products. The restrictions set forth in this Section 6.15 shall not be construed to prohibit or restrict: (i) any minority equity investment by Seller any of its Affiliates in any Person in which Seller or its Affiliates do not have the right to designate a member of the board of directors (or similar governing body) of such entity, or in which Seller or its Affiliates collectively hold not more than 5% of the outstanding voting securities; or (ii) any business (other than the Business) currently conducted by Seller or its Affiliates.

(b) For the period commencing on the Closing Date and expiring on the third anniversary thereof, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly, solicit to hire or hire, or enter into a consulting agreement with, any person who was an employee or consultant to the Business at any time from and after the Statement Date. The foregoing restrictions are not intended to preclude general solicitations in newspapers or similar mass media not targeted towards Employees, former employees of the Business or consultants to the Business.

6.16 Confidentiality. From and after the Closing:

(a) In respect of all confidential information that relates to the Business (“Confidential Information”), Seller shall use all reasonable best efforts to, and shall cause each of Seller’s Affiliates to use all reasonable best efforts to, treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives and respective Affiliates who need to know such Confidential Information. If Confidential Information is disclosed in violation of this Section 6.16, Seller shall immediately notify Buyer in writing and, as applicable, take all reasonable steps required to prevent further disclosure.

(b) In addition to all other remedies available to Buyer at law or in equity, the parties agree that Buyer shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of this Section 6.16.

(c) If Seller or any of its Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) by operation of law to disclose any Confidential Information, Seller shall provide Buyer with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.16. If, in the absence of a protective order or other remedy or the receipt of such a waiver, Seller or any of its Affiliates is nonetheless, in the opinion of its counsel, legally required to disclose Confidential Information, then such Person may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that Seller uses its reasonable best efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Section 6.16.

6.17 Abstract of Title; Survey.

(a) Prior to Closing, Seller shall provide to Buyer, at Seller’s sole cost and expense, an abstract of title to the Ft. Madison Facility continued through a date within thirty (30) days of Closing and deliver it to Buyer for examination. The abstract shall show merchantable title in Seller in conformity with this Agreement, Iowa law and the Title Standards of the Iowa State Bar Association. The abstract shall be obtained from an abstracter qualified by the Title Guaranty Division of the Iowa Housing Finance Authority. The abstract shall become the property of the Buyer upon the Closing, provided, however, that Buyer reserves the right to occasionally use the abstract prior to Closing. Seller shall pay the costs of any additional abstracting and title work due to any act or omission of Seller. Buyer, at its expense, may purchase title insurance or a title guaranty from the Title Guaranty Division of the Iowa Housing Finance Authority. Seller agrees to reasonably cooperate with Buyer in connection with Buyer’s efforts to obtain such insurance or title guaranty, as the case may be.

(b) As may be necessary to obtain the insurance or title guaranty without a survey exception, Seller shall assist Buyer in Buyer’s obtaining, at Buyer’s sole cost and expense, an ALTA survey of the Ft. Madison Facility as of a date subsequent to the date of this Agreement which shall be prepared by a registered land surveyor reasonably acceptable to Buyer, be certified to the issuer of the Title Policy and to Buyer pursuant to a certification requested by Buyer, and show with respect to the Ft. Madison Facility: the legal description of the Ft. Madison Facility (which shall be the same as the Title Policy pertaining thereto); all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the Ft. Madison Facility (including any off-site easements affecting or appurtenant thereto); no encroachments upon the Ft. Madison Facility or adjoining parcels by buildings, structures or improvements and no other survey defects; access to such parcel from a public street; and a flood certification reasonably satisfactory to Buyer to the effect that no portion of the Ft. Madison Facility is located within a flood hazard area.

6.18 Confidentiality Agreement; Public Announcement. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect and shall survive the Closing, and, prior to the Closing, no press release or other public announcement with respect to this Agreement or any of the transactions contemplated hereby shall be made without the express prior approval of Buyer and Seller. Notwithstanding the foregoing or the Confidentiality Agreement (which is amended as provided in this Section 6.18), (a) from and after the Closing, Buyer’s confidentiality obligations and other obligations under this Section 6.18 shall terminate with respect to any information relating to the Business and Buyer shall be entitled to use such information for any purpose, (b) at any time, Buyer may disclose to any nationally-recognized debt rating agency any information regarding the Business in connection with Buyer’s or its Affiliate’s debt securities, and the rating agency may publicly announce any information about the Business in connection with its rating of Buyer’s or its Affiliate’s debt securities (provided that, during the period prior to the Closing, Buyer shall use its reasonable best efforts to notify Seller of any such disclosure), and (c) at any time, each of Buyer and Seller may make any disclosures (including the making of any press releases and the filing of this Agreement on Form 8-K) required under Regulations concerning securities law matters if it determines in good faith that it is required to do so and, with respect to each such disclosure, it provides the other with prior notice and a reasonable opportunity to review the disclosure.

6.19 Release of Encumbrances. At or prior to the Closing, Seller shall cause all Encumbrances, except for Permitted Encumbrances, then encumbering the Purchased Assets to be released in full.

6.20 Use of Certain Names. Within six (6) months after the Closing, Buyer shall and shall cause its Affiliates to revise all labeling and Sales Materials so as to discontinue use of the name “The Dial Corporation” and variations thereof (collectively, the “Names”).

Notwithstanding that it bears the Names, Buyer shall be entitled to use all labeling and Sales Materials existing at the Effective Time until the supply on hand of such has been exhausted. In no event shall Buyer use any of the Names after the Effective Time in any manner or for any purpose different from the use of such Names by Seller during the ninety (90) calendar day period preceding the Closing Date and all such use shall be in a manner so as to preserve and enhance the quality and goodwill associated with the Names and The Dial Corporation, provided that any use of such Names that is substantially the same as the use of such Names by Seller prior to Closing shall be deemed to preserve and enhance the quality and goodwill associated with the Names and The Dial Corporation. Buyer acknowledges and agrees that any goodwill resulting from use of the Names by Buyer shall inure to the sole benefit of Seller. With respect to Inventory manufactured by Seller on or prior to the Effective Time, notwithstanding that it bears the Names, Buyer may continue to sell such Inventory until such Inventory has been sold.

6.21 Delivery of Assets. Within one hundred and twenty (120) calendar days after the Closing Date, Buyer shall have the right, at Buyer’s expense, to retrieve from Seller’s corporate headquarters in Scottsdale, Arizona, the assets listed on Schedule 4.5 that are not located at the Ft. Madison Facility. Seller shall reasonably cooperate with Buyer’s efforts to retrieve such assets and, until such assets are retrieved by Buyer, shall maintain such assets in reasonable condition. If Buyer does not retrieve such assets within one hundred and twenty (120) calendar days after the Closing Date, Buyer shall be deemed to have abandoned such assets, and Seller shall be permitted to dispose of such assets.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller to the extent permitted by applicable Regulations:

7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained in this Agreement that is qualified by a materiality standard shall not be further qualified hereby) at and as of the date of this Agreement and at and as of the Closing Date, except where the failure to be so true and correct would not have or reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

7.2 No Actions or Court Orders. No Action shall be pending seeking to prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and no Court Order shall have been instituted enjoining or otherwise preventing the transactions contemplated by this Agreement or the Ancillary Agreements.

7.3 HSR Act. The waiting period under the HSR Act shall have elapsed or been terminated.

7.4 Certificates. Buyer shall furnish Seller with a certificate, dated the date of Closing and signed by an executive officer of Buyer, certifying as to the fulfillment of the conditions specified in Section 7.1.

7.5 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby, certified by Buyer’s corporate secretary.

7.6 Purchase Price. Seller shall have received the Base Purchase Price from Buyer in accordance with Section 2.3.

7.7 Ancillary Documents. Buyer shall have executed and delivered each of the documents set forth in Section 3.2(b).

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer to the extent permitted by applicable Regulations:

8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Seller contained in this Agreement that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) at and as of the date of this Agreement and at and as of the Closing Date. Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

8.2 No Actions or Court Orders. No Action shall be pending seeking to prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and no Court Order shall have been instituted enjoining or otherwise preventing the transactions contemplated by this Agreement or the Ancillary Agreements.

8.3 HSR Act. The waiting period under the HSR Act shall have elapsed or been terminated.

8.4 Certificates. Seller shall furnish Buyer with a certificate, dated the date of the Closing and signed by an executive officer of Seller, certifying as to the fulfillment of the conditions specified in Section 8.1.

8.5 [Intentionally Deleted]

8.6 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller, approving this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, certified by Seller’s corporate secretary, as applicable.

8.7 Ancillary Documents. Seller shall have executed and delivered each of documents set forth in Section 3.2(a), and Seller shall have caused Henkel KGaA to execute and deliver the Assignment and Assumption Agreement.

8.8 No Material Adverse Effect. No result, occurrence, fact, change, event, effect, circumstance or condition shall have occurred that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, effects, circumstances or conditions, has had or could reasonably be expected to have a Material Adverse Effect.

8.9 Financing. Buyer shall have received the debt financing contemplated by the Debt Facility in an amount of at least $143,000,000.

ARTICLE IX

ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

9.1 Tax Matters. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date.

9.2 Employees.

(a) Offers of Employment. Buyer shall offer to employ all of the Employees who are listed in Schedule 4.11, with such employment to be effective, if accepted, (i) as of the Effective Time with respect to such active Employees or (ii) as of the employee’s return to work with respect to those Employees on leave or reinstated as a result of an arbitration award or the Memorandum of Understanding entered into by Seller and UFCW, Local 617 dated February 22, 2006, provided the employee returns to work within 365 days immediately following the Effective Time. Such offers of employment to Salaried Employees shall be on terms and conditions that are reasonably comparable to the terms and conditions of employment of similarly situated employees of Buyer; provided, however, that (x) for a period of twelve (12) months following the Effective Time, salary levels and (y) through December 31, 2006, bonus opportunities (as determined under Seller’s VERC, a copy of which has been provided to Buyer), shall in each case be no less favorable to such Salaried Employees than were available to such Salaried Employees immediately prior to the Effective Time. In addition, as of the Effective Time and through December 31, 2006, Buyer shall make available to the Salaried Employees medical, vision (at a cost no greater than 50% of the monthly premium charged to similarly situated employees of Buyer) and dental plans substantially comparable to the medical, vision and dental plans that Seller made available to the Salaried Employees immediately prior to the Effective Time (excluding welfare benefits for retired employees); provided, however, that Buyer shall have no obligation to make available to the Salaried Employees a medical, vision or dental plan comparable to the Aetna HealthFund Health Reimbursement Arrangement plan maintained by Seller; and further provided that to the extent that medical, vision and dental benefits are provided to Salaried Employees pursuant to the Transition Service Agreement, Buyer will be deemed to be in compliance with the requirements of this sentence. Nothing herein shall require Buyer to offer an equity-based compensation plan or program to any Employee. Any Employee who accepts Buyer’s offer of employment shall be referred to herein as a “Transferred Employee” and will be terminated by Seller at the Effective Time with respect to active Employees or as of the employee’s return to work with respect to Employees on leave. Except as provided below, Buyer will provide Transferred Hourly Employees with such terms and conditions of employment as are provided under the terms of the applicable Collective Bargaining Agreement as of immediately prior to the Effective Time; provided, however, that to the extent that welfare benefits are provided to Hourly Employees pursuant to the Transition Service Agreement, Buyer will be deemed to be in compliance with the requirements of this sentence. This Section 9.2(a) shall not be construed as guaranteeing employment to any particular Employee or Transferred Employee or require that the employment of any Transferred Employee by Buyer be for any specific period of time. Seller shall support fully Buyer’s efforts to employ Employees and shall cooperate fully with Buyer in facilitating the making of such offers to Employees. Without limiting the foregoing, Seller shall not, from the date hereof, offer any material inducements, transfers or promotions or other business opportunities to any Employee, the acceptance of which would result in such individual ceasing to perform substantially all of his or her services for the Business.

(b) Severance Benefits. For a period of twelve (12) months after the Effective Time, Buyer shall maintain a severance plan for Transferred Salaried Employees that provides benefits substantially comparable to the benefits provided under The Dial Corporation Enhanced Severance Pay Plan For Terminated Employees as of immediately prior to the Effective Time. Any severance obligation to any Employee or other individual who performed services for the Business and which arises from such person’s employment being terminated by Seller (and regardless of whether an Employee accepts or rejects Buyer’s offer of employment) shall be retained by Seller. Any obligations under the Worker Adjustment and Retraining Notification Act and similar laws that arise prior to the Effective Time, or as a result of Seller’s actions in connection with the transactions contemplated by this Agreement, shall be retained by Seller. Any obligations under the Worker Adjustment and Retraining Notification Act and similar laws that arise after the Effective Time, or as a result of Buyer’s actions in connection with the transactions contemplated by this Agreement, shall be retained by Buyer.

(c) Service Credit. Buyer shall recognize service completed by Transferred Employees while employed by Seller or an Affiliate of Seller for purposes of determining eligibility for participation and vesting in Buyer’s benefit plans, but not for purposes of benefit accrual. Notwithstanding the preceding sentence, Buyer shall recognize service completed by Transferred Salaried Employees while employed by Seller or an Affiliate of Seller for purposes of calculating any severance or vacation accrual benefits provided to Transferred Salaried

Employees after the Effective Time. Buyer, under Buyer’s or an Affiliate of Buyer’s welfare benefit plans in which the Transferred Employees participate, shall credit the Transferred Employees with deductibles and co-payments under Seller’s welfare plans for the calendar year in which the Effective Time occurs. Buyer’s or an Affiliate of Buyer’s welfare plans will not impose any pre-existing condition exclusions on Transferred Employees, except to the extent such restrictions were imposed on a Transferred Employee immediately prior to the Effective Time by Seller. Seller shall refund to the Transferred Employees all amounts paid by such employees under Seller’s vacation buy/sell program that have not been used as of the Effective Time.

(d) Welfare Plans. Seller agrees that any claims for welfare benefits arising on or before the Effective Time with respect to any Employee or former employee of Seller (and their covered dependents or beneficiaries) shall be the responsibility of Seller and its welfare benefit plans, and (except as provided for below) Buyer agrees that any claims for welfare benefits arising after the Effective Time with respect to Transferred Employees (and their covered dependents or beneficiaries) shall be the responsibility of Buyer and its welfare benefit plans. Notwithstanding the foregoing, welfare benefit claims for a Transferred Employee (and his or her covered dependents and beneficiaries) who is not an active Employee at the Effective Time, shall remain the responsibility of Seller and its welfare benefit plans until such Transferred Employee commences employment with Buyer. A claim shall be deemed to have arisen when services relating to the condition that is the subject of the claim were performed; provided, however, that in the case of an individual who was hospitalized at the Effective Time, all claims relating to such hospitalization (including, without limitation, hospital charges and physician fees) shall be deemed to be claims arising at or before the Effective Time.

(e) Retiree Medical. Seller agrees that any claims for retiree medical benefits (whether arising before, at or after the Effective Time and whether such person retires prior to or after the Effective Time) with respect to the Employees and Transferred Employees (and their covered dependents and beneficiaries) who satisfy the age and service requirements for such benefits on or before September 30, 2007, shall be the sole responsibility of Seller and its welfare benefit plans, and that Buyer and its welfare benefit plans shall have no liability for retiree medical benefits for any Employee or Transferred Employee (or their covered dependents or beneficiaries); provided, however, that if Buyer offers retiree medical benefits to Transferred Hourly Employees under the terms of a Collective Bargaining Agreement for periods after September 30, 2007, Buyer shall be responsible for any claims for retiree medical benefits attributable to any Transferred Hourly Employee who satisfies the age and service requirements for such benefits after September 30, 2007. The parties acknowledge that Seller’s employee benefit plans currently require Transferred Hourly Employees who have satisfied the eligibility requirements for retiree medical benefits as of the Effective Time to elect retiree medical benefits upon their termination of employment with Seller. Seller shall make its reasonable best efforts to amend its employee benefit plans so that Transferred Hourly Employees who meet the eligibility requirements for retiree medical benefits by September 30, 2007 (including service with Buyer) can defer retirement from Seller, including the election of retiree medical benefits, until termination of employment from Buyer. Buyer agrees to make its reasonable best efforts to advise Seller within thirty (30) days of the termination of employment of each such eligible Transferred Hourly Employee.

(f) Defined Contribution Plans. As soon as practicable after the Effective Time, Seller shall cause matching contributions to be made to The Dial Corporation Future Investment Plan and The Dial Corporation 401(k) Plan For Hourly Employees (collectively “Seller’s Savings Plans”) with respect to all elective deferrals by or on behalf of Transferred Employees relating to compensation paid to Transferred Employees for services rendered through the Effective Time. As soon as practicable thereafter, Seller shall cause the assets held in trust under Seller’s Savings Plans equal to the account balances of the Transferred Employees who were participants in Seller’s Savings Plans to be transferred to the trust under the Pinnacle Foods 401k Savings Plan for Salaried Employees or the Pinnacle Foods 401k Savings Plan for Union Employees, as applicable. Buyer represents that any such plan is qualified under Code Sections 401(a) and 401(k) and that its related trust is tax exempt under Code Section 501(a). The assets to be transferred shall be in cash and, to the extent mutually agreed to by Buyer and Seller, a combination of cash, securities and other property; provided, however, that the participant loans shall be transferred in kind. The amount transferred from the trust under Seller’s Savings Plans shall be adjusted to reflect any distributions, contributions or earnings properly attributable to such plan during the period prior to the transfer date. Prior to such asset transfer, Buyer and Seller shall cooperate with and assist each other in connection with the administration of the Seller’s Savings Plans and to facilitate such transfer of assets and the adoption and filing of any documents reasonably required by such transfer. Notwithstanding the above, the amount transferred shall in no event be less than the amount necessary to satisfy the requirements of Code Section 414(l).

(g) Waiver. Seller waives any claims against Buyer and the Transferred Employees arising from any breach of the confidentiality, non-disclosure or non-compete provisions of any agreement between Seller and a Transferred Employee entered into prior to the Effective Time, to the extent that such breach arises directly as a result of the Transferred Employee’s performance of services for Buyer in the course of operating the Business.

(h) Defined Benefit Plans. Seller shall cause all Transferred Hourly Employees to become 100% vested in their accrued benefits under any defined benefit plan maintained by Seller, and Buyer shall assume no liability under any such plan. Seller shall cause Seller’s Labor Pension Program to be liable for and pay the “30-Year Retirement Pension” benefit to each Transferred Hourly Employee with thirty years of service under such plan on or prior to September 30, 2007 (with years of service calculated by including service recognized by Seller under such plan as well as service with Buyer or an affiliate of Buyer following the Effective Time).

(i) Cafeteria Plan. Buyer shall maintain a welfare benefit plan under Code Section 125 that includes a medical spending account component and a dependant care spending account component and Buyer shall assume all liabilities associated with such accounts with respect to the Transferred Employees under Seller’s Flexible Compensation Plan as of the Effective Time. Seller shall transfer to Buyer the aggregate account balances of all Transferred Employees under Seller’s Flexible Compensation Plan (including any unpaid accrued employer matching contributions).

(j) Employee Share Program. As of Effective Time, Seller shall cause all Transferred Employees to become 100% vested in their Matching Shares under the Henkel Employee Share Program.

(k) Special Bonus. Seller shall be responsible for the payment of any bonus payable pursuant to a Director LTIP Agreement dated July 1, 2004.

9.3 Assignment of Intellectual Property. In accordance with Section 6.5, Buyer and Seller acknowledge and agree that Seller shall, in a prompt, commercially reasonable manner, be responsible for the preparation of the assignment documents for the recordation of the assignment to Buyer of all non-United States Intellectual Property and non-United States Seller Owned Trademarks associated with the Purchased Assets. Buyer further acknowledges and agrees that Buyer shall be solely responsible for recording worldwide of the assignment documents for the Intellectual Property and Seller Owned Trademarks associated with the Purchased Assets. Buyer acknowledges and agrees that such preparation and recording of such assignment documents for the non-United States Intellectual Property and non-United States Seller Owned Trademarks will not be completed prior to the Closing Date and Seller’s failure to complete such preparation of the assignment documents of the non-United States Intellectual Property and non-United States Seller Owned Trademarks associated with the Purchased Assets prior to the Closing Date shall not constitute a breach of this Agreement or of any of the Ancillary Agreements. With respect to the three trademark applications currently pending in the United States Trademark Office filed in the name of Armour Brands, Inc. (Serial Nos. 78/731895, 78/626877, and 78/572360 for DESSERT BUCKET, THE ULTIMATE IN THICK, RICH CHILI, and ULTIMATE, respectively), Seller agrees that, commencing promptly after Closing, Seller shall use its reasonable best efforts to transfer legal title of the foregoing trademark applications to Buyer and to correct any title defect in the three foregoing trademark applications through the preparation and drafting of petitions, motions, applications, declarations, briefs, and other papers in support of the transfer of legal title in the foregoing trademark applications from Armour Brands, Inc. to Buyer.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1 Survival of Representations, Etc. All representations and warranties of Seller and Buyer contained herein shall survive the Closing Date and shall terminate at 11:59 p.m., Central Time, on April 30, 2007; provided, however, that the representations and warranties contained in Sections 4.1 and 4.2 shall survive until the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement, including Section 10.2 hereof, provided that, any representation or warranty in respect of which indemnity may be sought under Section 10.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and shall thereafter remain in effect until the claim identified in the notice is finally resolved. The covenants and other agreements of Seller and Buyer set forth in this Agreement shall survive the Closing Date until fully performed.

10.2 Indemnifications.

(a) By Seller. From and after the Closing, Seller shall indemnify Buyer and its Representatives and Affiliates, and hold each of them harmless from and against, any and all Damages incurred by any of them arising out of, resulting from, relating to or in connection with (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement, the Ancillary Agreements, or in any certificate (including the certificate delivered pursuant to Section 8.4) furnished or to be furnished to Buyer hereunder or under any Ancillary Agreements; (ii) any failure by Seller to perform in a timely manner any agreement, covenant or obligation of Seller pursuant to this Agreement; and (iii) any Excluded Liability; provided, however, that Damages shall not include, and Seller shall not be liable for, any Damages arising out of any condition which resulted in an adjustment reflected in the Final Purchase Price pursuant to Section 2.5 or Section 2.6 of this Agreement to the extent of the amount of the adjustment.

(b) By Buyer. From and after the Closing, Buyer shall indemnify Seller and its Representatives and Affiliates, and hold each of them harmless from and against, any and all Damages incurred by any of them arising out of, resulting from, relating to or in connection with (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement, the Ancillary Agreements, or any certificate (including the certificate delivered pursuant to Section 7.4) furnished or to be furnished to Seller hereunder or under any Ancillary Agreements; (ii) any failure by Buyer to perform in a timely manner any agreement, covenant or obligation of Buyer pursuant to this Agreement; (iii) any Assumed Liability; (iv) any Post-Closing Environmental Liabilities; and (v) any Liabilities arising out of Buyer’s operation of the Business or ownership of the Purchased Assets on and after the Effective Time, other than any Liabilities for which Buyer or its Representatives or Affiliates is entitled to seek indemnification pursuant to Section 10.2(a).

(c) Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within ten (10) business days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual and material prejudice caused by such failure. Notwithstanding the foregoing, a Claim Notice that relates to a representation or warranty must be made within the survival period set forth in Section 10.1, whether or not the Indemnifying Party is prejudiced by any failure to give the Claim Notice. The Claim Notice shall describe in reasonable detail the nature of the Claim, including, to the extent reasonably feasible, an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim, the basis of the Indemnified Party’s request for indemnification under the Agreement and all information in the Indemnified Party’s possession relating to such Claim. After receipt of such Claim Notice, the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action and (ii) to employ and engage attorneys of its own choice to handle and defend the same. If the Indemnifying Party elects to take control of the defense and investigation of such lawsuit or action, the Indemnifying Party shall conduct the defense and investigation actively and diligently. If the Indemnifying Party fails to assume the defense of such Claim within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not, in any event, be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the Claim, the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnifying Party if the Indemnified Party shall have reasonably concluded that (i) there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, (ii) the Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful would be reasonably likely to materially adversely affect the Business or financial condition of the Indemnified Party, or (iii) the conduct of its defense by the Indemnifying Party would reasonably be likely to prejudice the Indemnified Party due to a conflict of interest between the Indemnified Party and the Indemnifying Party; and provided further that in any event the Indemnified Party may participate in such defense at its own expense.

(d) Settlement. In the event that the Indemnified Party settles any Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no further indemnification obligations under this Section 10.2 with respect to such Claim; provided, however, that if the Indemnifying Party refuses to defend or otherwise handle such Claim and it is subsequently determined that the Indemnifying Party is or was obligated to defend or indemnify the Indemnified Party with respect to such Claim, then the Indemnifying Party shall remain obligated with respect to such settlement amount. If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall notify the Indemnified Party of any proposed settlement of such Claim at least twenty (20) calendar days prior to agreeing to any settlement and shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a Claim or ceasing to defend such Claim if (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party, (ii) such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all Damages with respect to such Claim, without prejudice, (iii) in the reasonable opinion of the Indemnified Party the settlement would be reasonably likely to have a materially adverse effect on the Business or the financial condition of the Indemnified Party, or (iv) the settlement or cessation imposes any liability on the Indemnified Party. If the Indemnified Party determines to withhold its consent to such settlement on the basis of clause (iii) in the immediately preceding sentence, the Indemnified Party shall notify the Indemnifying Party that the Indemnified Party is withholding its consent on such basis within ten (10) calendar days after the Indemnifying Party notifies the Indemnified Party of such proposed settlement. In the event that the Indemnifying Party proposes a settlement to any Claim that fulfills the requirements of clauses (i), (ii) and (iv) above, with respect to which the Indemnifying Party is or was entitled to defend, which settlement is satisfactory to the party instituting such Claim, and the Indemnified Party withholds its required consent to such settlement pursuant to clause (iii) above, and thereafter a final judgment is entered against the Indemnifying Party or Indemnified Party pursuant to which Damages exceed the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Section 10.2 against and in respect of the amount by which the Damages resulting from such final judgment exceed the amount of the proposed settlement.

(e) Mitigation. Each Indemnified Party shall have an obligation to mitigate Damages under this Agreement, and to that end each party shall use its reasonable efforts and shall consult and cooperate with each other with a view towards mitigating Damages that may give rise to claims for indemnification under this Section 10.2.

(f) Cooperation. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable efforts to vigorously defend against and respond thereto and make available to each other such personnel, witnesses, books, records, documents or other information within its control that are necessary or appropriate for such defense (except for trade secrets and such items which may not be made available pursuant to a Court Order); provided that, subject to Section 10.2(c), the Indemnifying Party shall reimburse the Indemnified Party for its out-of-pocket expenses incurred in connection therewith. Notwithstanding the foregoing or any other provisions of this Agreement (except for Section 2.4(b) and Section 2.5), in the case of any dispute among the parties hereto, the applicable Regulations governing information sharing applicable to such dispute shall govern.

(g) Limitations.

(i) Neither Buyer nor Seller shall be liable to the other under this Section 10.2 for any Damages due pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) exclusively, unless and until (A) each individual amount otherwise due the Indemnified Party exceeds Ten Thousand Dollars ($10,000) (excluding legal fees and expenses) (the “Damages Threshold”), and (B) the aggregate amount of all such Damages under this Agreement due the Indemnified Party (excluding Damages incurred in any individual claim of less than the Damages Threshold) exceeds an accumulated total of One Million Dollars ($1,000,000), and thereafter the total amount of all such Damages in excess of the Damages Threshold per claim (excluding legal fees and expenses) actually incurred (excluding the first One Million Dollars ($1,000,000)) shall be indemnifiable. For purposes of determining whether the Damages Threshold has been met, all Damages arising out of or related to the same event or circumstance shall be aggregated and together treated as an individual amount.

(ii) Neither (A) Seller’s aggregate liability under Sections 10.2(a)(i) of this Agreement for all claims for Damages incurred by Buyer (and its Representatives and Affiliates) nor (B) Buyer’s aggregate liability under Sections 10.2(b)(i) of this Agreement for all claims for Damages incurred by Seller (and its Representatives and Affiliates), shall in any event exceed, in either case (A) or (B), ten percent (10%) of the Final Purchase Price; provided that Seller’s aggregate liability under Section 10.2(a) for all claims for Damages incurred by Buyer (and its Representatives and Affiliates) and made under Section 10.2(a) shall not in any event exceed the Final Purchase Price.

(iii) Solely for purposes of calculating the amount of Damages incurred arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for determining whether a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

(h) In no event shall any party be liable for any incidental, consequential, punitive, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement for any cause whatsoever.

(i) Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

10.3 Tax Indemnifications. Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date, other than Taxes for which Buyer is responsible pursuant to Sections 2.11 and 2.12. Seller shall indemnify and hold harmless Buyer, its Affiliates, successors and assigns, from and against any and all Taxes of Seller for any Taxes in respect of the Purchased Assets and income of the Business for the period or portions of periods ending on or prior to the Closing Date. Buyer shall indemnify and hold harmless Seller, its Affiliates, successors and assigns, from and against any and all Taxes of Buyer for any Taxes in respect of the Purchased Assets and income of the Business for the period or portions of periods beginning after the Closing Date.

10.4 Insurance Proceeds; Tax Benefit and Tax Cost.

(a) With respect to any Claim required to be indemnified pursuant to this Agreement, so long as the Indemnifying Party has complied with its indemnification obligations on such Claim, (i) to the extent available, the Indemnified Party shall assign to the Indemnifying Party any applicable proceeds under any insurance policy which covers the matter which is the subject of the indemnification and shall take reasonable steps to insure that the Indemnifying Party obtains the benefits of such policy, including providing any notices as required under such policy; and (ii) if the Indemnified Party receives insurance proceeds with respect to any Damages paid by the Indemnifying Party, then the Indemnified Party shall reimburse the Indemnifying Party in an amount equivalent to such proceeds up to the amount actually paid by the Indemnifying Party.

(b) As contemplated by the definition thereof, the amount of any and all Damages for which indemnification is provided pursuant to Article X shall be increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder, and reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages; provided, however, that any net Tax cost incurred and any net Tax benefit realized shall be attributable to those Damages taken into account on a Tax return for a year not later than the year in which the indemnity payment is made. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any and all Damages.

10.5 Exclusive Remedy; Fraud. From and after the Closing, the rights of Buyer under Section 10.2 shall be the exclusive remedy of Buyer with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Seller contained herein. From and after the Closing, the rights of Seller under Section 10.2 shall be the exclusive remedy of Seller with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Buyer contained herein. Except as expressly set forth in this Agreement, neither Seller nor any of its Representatives or Affiliates makes or has made any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, (i) the Purchased Assets shall be transferred to Buyer pursuant to this Agreement in their present condition, “AS IS” and without any warranty, express or implied; and (ii) no patent or latent physical condition or defect in any of the Purchased Assets, whether or not now known or discovered, shall affect the rights of either party. Notwithstanding any provision to the contrary contained herein, the liability of any party under this Article X shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts, fraudulent omissions, or intentional misrepresentations. None of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts, fraudulent omissions, or intentional misrepresentations nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or intentional misrepresentation, (ii) the time period during which a claim for fraud or intentional misrepresentation may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or intentional misrepresentation; provided that that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 10.5, nor any reference to this Section 10.5 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud or intentional misrepresentation, including defenses of statutes of limitations or limitations of damages.

10.6 Tax Treatment. Any indemnification payments under this Article X shall be treated to the extent permitted by Regulations applicable to the Business or to Buyer, for Tax purposes, as adjustments to the Purchase Price.

ARTICLE XI

MISCELLANEOUS

11.1 Termination.

(a) Termination. This Agreement may be terminated at any time prior to Closing:

(i) By mutual written consent of Buyer and Seller;

(ii) By Buyer or Seller, by written notice to the other party, if the Closing shall not have occurred on or before the six-month anniversary of the date hereof (the “Termination Date”); provided, however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1(a), and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (iii) of this Section 11.1(a);

(iii) By Buyer, by written notice to Seller, if there is a material breach (provided that any representation or warranty of Seller contained in this Agreement that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure (which opportunity shall not exceed the earlier of the Termination Date or thirty (30) calendar days after written notice thereof shall have been given to Seller);

(iv) By Seller, by written notice to Buyer, if there is a material breach (provided that any representation or warranty of Buyer contained in this Agreement that is qualified by a materiality standard shall not be further qualified hereby) of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that, Seller may not terminate this Agreement prior to the Closing Date if Buyer has not has an adequate opportunity to cure such failure (which opportunity shall not exceed the earlier of the Termination Date or thirty (30) calendar days after written notice thereof shall have been give to Buyer); or

(v) By either Seller or Buyer, by notice to the other party, if a Court Order shall have been instituted enjoining or otherwise preventing the transactions contemplated by this Agreement, and such Court Order shall have become final and nonappealable (but only if such party shall have used its commercially reasonable efforts to cause such Court Order to be lifted or vacated and shall have otherwise complied with its obligations under this Agreement).

(b) In the Event of Termination. Each party’s right of termination pursuant to Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. In the event of termination of this Agreement:

(i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(ii) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

(iii) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i), (ii) and (iii) of this Section 11.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement.

11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, that (a) after the Closing, Seller may assign any of its rights or obligations under this Agreement to any one or more of Seller’s Affiliates, and (b) Buyer may assign its rights and obligations hereunder (i) at any time, to any of its Affiliates, (ii) after the Closing, to any Person in connection with a sale of the Business, and (iii) at any time, collaterally to any sources of financing. Any such assignment by Seller or Buyer shall not release such party of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., DHL); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent as indicated below:

If to Seller, addressed to:

The Dial Corporation

15501 N. Dial Boulevard

Scottsdale, Arizona 85260

Attn: General Counsel

Tel: (480) 754-5267

Fax: (480) 754-5266

With a copy to:

Henkel KGaA

Henkelstrasse 67

40191 Dusseldorf

Germany

Attn:	General Counsel
Tel:	+49 211 797 8959
Fax:	+49 211 798 2463

If to Buyer, addressed to:

Pinnacle Foods Group Inc.

1 Old Bloomfield Road

Mountain Lakes, New Jersey 07046

Attn:	Michael Cramer
Tel:	(973) 541-6670
Fax:	(973) 541-6693

With a copy to:

Vinson & Elkins L.L.P.

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

Attn: A. Winston Oxley

Tel: (214) 220-7891

Fax: (214) 999-7891

Attn: Robert B. Little

Tel: (214) 220-7931

Fax: (214) 999-7931

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without reference to its choice of law provisions.

11.5 Jurisdiction: Services of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in any court of the United States located in the State of Delaware or in Delaware state court, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6 Entire Agreement: Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), and the Confidentiality Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

11.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.

11.10 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has had an opportunity to be represented by independent counsel of its choice in negotiating this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) This Agreement shall be interpreted in a manner such that the disclosures in the Disclosure Schedule shall relate to representations and warranties in the Section of the Agreement to which they expressly refer and also to any other representations or warranties in this Agreement as is readily apparent on the face of such disclosures.

(c) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

11.11 No Third-Party Beneficiary. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions. The parties specifically disavow any desire or intention to create any third party beneficiary hereunder, and specifically declare that no person or entity, except for the parties and their successors, shall have any right hereunder nor any right of enforcement hereof.

11.12 No Reliance on Other Information. Except for the representations and warranties contained in this Agreement, neither Seller nor any Representative or Affiliate or other person acting for any of them makes any other representation or warranty, express or implied, with respect to the Purchased Assets, Business, financial condition or prospects or the execution, delivery or performance by Seller of this Agreement or with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty, whether oral or written, whether by Seller or any of its respective Representatives or Affiliates or any other person. Buyer acknowledges that none of Seller or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller not included in this Agreement or the Disclosure Schedule attached hereto, and neither Seller nor any other person will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of, any such information (including, without limitation, any brochures, offering memoranda or other publications distributed in connection with the sale of Purchased Assets or in any presentation by the management of Seller and any estimates of anticipated performance of the Business.) The representations, warranties, covenants, agreements and indemnifications provided for in this Agreement shall be unaffected by any investigation made by or on behalf of any party hereto.

11.13 Specific Performance. The parties recognize that in the event that Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to seek specific performance of the terms of this Agreement. Seller shall be entitled to seek specific performance with respect to any of Buyer’s obligations arising under this Agreement.

11.14 Director and Officer Liability. The past, present or future directors, officers, employees and stockholders of Buyer and its Affiliates shall not have any personal liability or obligation to Seller arising directly under this Agreement.

11.15 Passage of Title and Risk of Loss. Except as expressly provided in this Agreement, legal title, equitable title and risk of loss with respect to the Purchased Assets shall not pass to Buyer until the Purchased Assets are transferred at the Closing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

PINNACLE FOODS GROUP INC.		THE DIAL CORPORATION

By:	/s/ John F. Kroeger	By:	/s/ Bradley A. Casper
Name:	John F. Kroeger	Name:	Bradley A. Casper
Its:	Vice President	Its:	Pres. & CEO